As filed with the Securities and Exchange Commission on October 2 , 2012

SEC File No. 333-182639

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1 TO

FORM S-1

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

CANFIELD MEDICAL SUPPLY, INC.

(Exact name of registrant as specified in its charter)

Colorado	8082	34-1720075
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

4120 Boardman-Canfield Road

Canfield, Ohio 44406

(330) 533-1914

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Michael J. West, President

Canfield Medical Supply, Inc.

4120 Boardman-Canfield Road

Canfield, Ohio 44406

(330) 533-1914

(Name, address, including zip code, and telephone number,

Including area code, of agent for service)

With a Copy to:

Jon D. Sawyer, Esq.

Jin Schauer & Saad LLC

600 Seventeenth St., Suite 2700S

Denver, Colorado 80202

Office (720) 889-2211

Fax (720) 889-2222

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer (Do not check if a smaller reporting company)	[ ]	Smaller reporting company	[X]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock	2,700,000	$0.25	$675,000	$77.36

(1)

We intend to offer a minimum of 160,000 shares of our common stock (the “Shares”) up to a maximum of 1,200,000 Shares. We will establish an escrow account and all proceeds will be deposited into said account until such time as the minimum subscription or $40,000 is raised, at which time the funds will be released to us for use in operations. In the event we do not raise the minimum proceeds before the expiration date of the offering, all funds raised will be returned promptly to the subscribers without deductions or interest.

(2)

This amount represents the proposed maximum aggregate offering price of the securities registered hereunder to be sold by the Registrant and the selling shareholders.  Estimated solely for purposes of calculating the registration fee pursuant to Rule 457( a ).

________________________

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED OCTOBER 2 , 2012.

PROSPECTUS

CANFIELD MEDICAL SUPPLY, INC.

is registering

1,500,000 shares of its Common Stock already issued

and offering

1,200,000 shares of its Common Stock on a “self-underwritten,”

“best efforts” basis

with a minimum of 160,000 shares and a maximum of 1,200,000 shares

We are registering 1,500,000 shares for sale on behalf of selling shareholders and 1,200,000 shares for sale on behalf of our company.  We intend to offer the 1,200,000 shares at $0.25 per share for up to 120 days, which may be extended an additional 90 days, after the date of this prospectus, and once this offering is closed we will deregister any shares of such 1,200,000 shares remaining unsold to the public by a post-effective amendment to the registration statement, prior to the commencement of the secondary offering on behalf of the selling shareholders.  This post-effective amendment will also indicate the results of the offering by the company and indicate that once the shares are trading on the over-the-counter Bulletin Board the selling shareholders may sell at prevailing market prices or privately negotiated prices.

This is the initial offering of common stock of Canfield Medical Supply, Inc. No public market currently exists for these shares. Canfield Medical Supply, Inc. is offering for sale a minimum of 160,000 shares, up to a maximum of 1,200,000 shares of its common stock on a “self-underwritten,” best efforts basis, which means our officers and directors will attempt to sell the shares. The shares will be offered at a price of $0.25 per share for a period of one hundred and twenty (120) days from the date of this prospectus, subject to a ninety (90) day extension. There is no minimum amount of shares required to be purchased by any particular investor.

Any investment in the shares offered herein involves a high degree of risk. You should only purchase shares if you can afford a complete loss of your investment. Before investing, you should carefully read this prospectus and, particularly, the “Risk Factors” section, beginning on page 7.

We are an “emerging growth company” under the Jumpstart Our Business Startups Act (“JOBS Act”) and are eligible for reduced public company reporting requirements.  See “Risk Factors” beginning on page 7.

After our offering of 1,200,000 shares to the public and after a market develops for our common stock, of which there is no assurance, our selling shareholders plan to sell their shares at such prices as the market may dictate from time to time.  If any selling shareholder determines to sell before the shares are quoted on the Over-the-Counter Bulletin Board or listed on a national securities exchange, they will sell at the stated, fixed price of $.25 per share; and thereafter, the selling shareholders may sell at prevailing market prices or privately negotiated prices.  The selling shareholders are not paying any of the offering expenses and we will not receive any of the proceeds from the sale of the shares by the selling shareholders.  There is no market price for our common stock now and our pricing is arbitrary with no relation to market value, liquidation value, earnings or dividends.  The price for our public offering was arbitrarily set at $.25 per share, based on speculative concept unsupported by any other comparables.

Neither the U.S. Securities and Exchange Commission nor any state securities division has approved or disapproved these securities, passed upon the truthfulness or accuracy, or determined if this prospectus is current or complete. Any representation to the contrary is a criminal offense.

	Public Offering Price	Underwriting or Sales Commissions	Proceeds Before Offering Expenses
Common Stock(1)
Offered by Company (Maximum)(2)(3)	$0.25	$0	$300,000
Offered by Company (Minimum)	$0.25	$0	$ 40,000
Offered by Selling Shareholders	$0.25	$0	$3 75 ,000

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

______________________

(1)

As of the date of this prospectus, there is no public trading market for our common stock and no assurance that a trading market for our shares will ever develop.

(2)

Pending the receipt and payment of any checks gathered to satisfy the $40,000 minimum, all proceeds will be held in a non-interest bearing escrow account by the Escrow Agent for this offering. The Escrow Agent is Corporate Stock Transfer, Inc., who has the sole signature authority over this account and determines whether the minimum offering requirements are satisfied. Funds will be deposited in this escrow account no later than noon on the business day following receipt. In the event the minimum is not sold within the 120-day offering period or any extension of an additional 90 days at our discretion, this offering will terminate and all funds will be returned promptly to subscribers by the Escrow Agent without any deductions or payment of interest. Subscribers will not be entitled to a return of funds from such escrow during the 120-day offering period or any extension period, for a potential total of 210 days. See “Use of Proceeds” and “Plan of Distribution.”

(3)

The proceeds to the Company are shown before deduction for legal, accounting, printing, and other expenses, estimated at $32,500. See “Use of Proceeds” and “Dilution.”

________________________

Subject to Completion, Dated October 2 , 2012.

TABLE OF CONTENTS

Page

SUMMARY OF PROSPECTUS 5
General Information about Our Company 5
The Offering 5

RISK FACTORS 7
Risks Associated with Our Company 7
Risks Associated with this Offering 17
Risk Factors Related to the JOBS Act

USE OF PROCEEDS 19

DETERMINATION OF OFFERING PRICE 20

DILUTION OF THE PRICE YOU PAY FOR YOUR SHARES 20

SELLING SHAREHOLDERS 22

INVESTOR SUITABILITY REQUIREMENTS 22

PLAN OF DISTRIBUTION 23

LEGAL PROCEEDINGS 25

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL
PERSONS 25
Background Information about Our Officers and Directors 25

EXECUTIVE COMPENSATION 26

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT 26
Future Sales by Existing Stockholders 26

DESCRIPTION OF SECURITIES 27
Capital Stock 27
Common Stock 27
Preferred Stock 27
Options 27
Shares Eligible for Future Sale 27
Rule 144 28

INDEMNIFICATION 28
3
DESCRIPTION OF BUSINESS 29
General Information 29
Business 29
Industry Overview 30
Our Competitive Strength 31
Our Business Strategy 31
Organization and Operations 31
Marketing 32
Sales 33
Website 33
Competition 33
Government Regulation 34
Employees 44

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS 44
Strategy
Results of Operations for the year ended December 31, 2011 as compared to the year ended December 31, 2010 44
Results of Operations for the six months ended June 30 , 2012 as compared to the six months ended June 30 , 2011 45
Liquidity and Capital Resources 45
Plan of Operation 46
Proposed Milestones to Implement Business Operations 47
Recently Issued Accounting Pronouncements 48
Seasonality 48
Critical Accounting Policies

DESCRIPTION OF PROPERTY 48

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS 48

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER
MATTERS 48
Reports 49
Stock Transfer Agent 50

SUBSCRIPTION AGREEMENT AND PROCEDURES 50

EXPERTS AND LEGAL COUNSEL 50

AVAILABLE INFORMATION 50

FINANCIAL STATEMENTS F-1

DEALER PROSPECTUS DELIVERY OBLIGATION

Until _____________ (90 days after the effective date of this Prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

CANFIELD MEDICAL SUPPLY, INC.

4120 Boardman-Canfield Road

Canfield, Ohio 44406

SUMMARY OF PROSPECTUS

General Information about Our Company

Canfield Medical Supply, Inc. was incorporated in the State of Ohio on September 3, 1992, and changed domicile to Colorado on April 18, 2012.  References in this document to “us,” “we,” or “Company” refer to Canfield Medical Supply, Inc.

We provide home medical equipment, supplies and services to patients in the Mahoning Valley of Northeastern Ohio, Western Pennsylvania and Northern West Virginia.   More than 50% of our revenue is derived from the sale and rental of durable home medical equipment including such items as power wheelchairs, hospital beds, miscellaneous ramps, bedside commodes, and miscellaneous bathroom equipment.  The balance of our revenue is from the sale of various home medical supplies including diabetic testing, incontinence, ostomy, wound care, and catheter supplies.  Our emphasis is on helping patients with mobility related limitations, but our overall business is aimed at helping patients remain in their homes instead of having to go to hospitals, rehab centers and other similar facilities.  Our services primarily consist of providing in-home delivery, set-up and maintenance of the equipment we sell or lease. Our headquarters are located at 4120 Boardman-Canfield Road, Canfield, Ohio  44406.  Our phone number at our headquarters is (330) 533-1914. Our fiscal year end is December 31.

The Offering

Following is a brief summary of this offering. Please see the Plan of Distribution section for a more detailed description of the terms of the offering.

Securities Being Offered

We are offering 1,200,000 shares of our common stock on a “best-efforts” basis with a minimum of 160,000 shares and a maximum of 1,200,000 shares.  After the offering is closed we will cease the offering of our shares by the Company and file a post-effective amendment to the Registration Statement to deregister any unsold shares and our selling shareholders may then commence to sell their 1,500,000 shares in market sales, if a market ever develops after the offering closes.

Offering Price per Share	$0.25
5
Offering Period

The 1,200,000 shares are being offered for a period not to exceed 120 days, unless extended by our board of directors for an additional 90 days.  The 1,500,000 shares which are being offered by selling shareholders will be offered after our offering is closed and a market has developed, of which there is no assurance, and their offering will continue indefinitely.

Gross Proceeds to Our Company	$ 40,000 (Minimum Offering) $300,000 (Maximum Offering

Use of Proceeds

We intend to use the proceeds of this offering to develop an online store to sell our products, to pay general administrative expenses, sales and marketing expenses, and for the costs of the offering.  See “Use of Proceeds.” We will not receive any of the proceeds from the sale of shares by the selling shareholders.

Number of Shares Outstanding Before the Offering	9,500,000

Number of Shares Outstanding After the Offering	9,660,000 (Minimum Offering) 10,700,000 (Maximum Offering)

Plan of Distribution

This is a self-underwritten offering. This prospectus is part of a registration statement that permits our officers and directors to sell the Shares directly to the public, with no commission or other remuneration payable to them for any Shares they sell. The officers and directors will not purchase Shares in this offering, including, but not limited to, purchases of Shares in order to reach the minimum offering amount.

Escrow Account

Pending sale of the $40,000 minimum, all proceeds will be held in a non-interest bearing escrow account by the Escrow Agent for this offering. The Escrow Agent is Corporate Stock Transfer, Inc.  Funds will be deposited in this escrow account no later than noon on the business day following receipt. In the event the minimum is not sold within the 120-day offering period or any extension of an additional 90 days at our discretion, this offering will terminate and all funds will be returned promptly to subscribers by the Escrow Agent without any deductions or payment of interest. Subscribers will not be entitled to a return of funds from such escrow during the 120-day offering period or any extension period, for a potential total of 210 days. See “Use of Proceeds” and “Plan of Distribution.”

6
Investor Suitability Requirements

This offering is limited to investors resident in Colorado, Ohio and Washington .  Purchasers in any subsequent trading market must comply with the applicable securities laws of the State in which they purchase our common stock.

Subscription Agreement and Procedures

We will accept no subscriptions or indications of interest until our registration statement is effective. At that point, all subscriptions must be made by the execution and delivery of a subscription agreement, a form of which is attached to this prospectus as Annex A.  Subscriptions are not binding until accepted.

Risk Factors

An investment in these securities involves an exceptionally high degree of risk and is extremely speculative in nature. You should carefully consider the information set forth in the “Risk Factors” section.

RISK FACTORS

An investment in these securities involves an exceptionally high degree of risk and is extremely speculative in nature. Following are what we believe are all of the material risks involved if you decide to purchase shares in this offering.

RISKS ASSOCIATED WITH OUR COMPANY:

Our Auditors have issued a going concern opinion because we have suffered losses from our operations for the fiscal year ended December 31, 2011 and the six months ended June 30, 2012 and we have a negative working capital and stockholders’ equity deficit.  These conditions raise substantial doubt about our ability to continue as a going concern.

Based on our losses for our last fiscal year and our last six months combined with our negative working capital and stockholders’ equity deficit, our independent registered public accounting firm has expressed substantial doubt as to our ability to continue as a going concern.  As discussed in the next risk factor, the January 2011 change in Medicare’s reimbursement policy for power wheel chairs has adversely affected our business and this has forced us to adjust the focus of our business to the other products we carry.  We are also attempting to increase our private pay business in our primary market and we are seeking to win one or more competitive bids in round 2 of Medicare Competitive Bidding in four more markets in Ohio.  Even if we are successful in one or more of these endeavors, we will most likely need to raise additional financing if we raise less than $50,000 in this offering.  We need the additional financing to cover any additional operating losses, to help pay for any additional marketing expenses we need to incur and to help pay down our current liabilities.

We have lost money for the last eighteen months and we may not achieve or maintain profitability in the future.

During the year ended December 31, 2011 we had a net loss of $46,796 and during the six months ended June 30, 2012 we had a net loss of $ 7,406 .  Our business was adversely affected by a January 2011 change in Medicare’s reimbursement policy for power wheel chairs when Medicare quit reimbursing the purchase of power wheel chairs and started only reimbursing the rental of such wheel chairs.   Approximately 13% of our revenues in the year ended December 31, 2010 were derived from the sale of power chairs.   This has forced us to adjust the focus of our business to the other products we carry.  We are gradually making this change and we will continue to focus on our more profitable products and services.  We are also attempting to increase our private pay business in our primary market and we are seeking to win one or more competitive bids in Round 2 of Medicare Competitive Bidding in four more markets in Ohio.

Our ability to generate and sustain significant additional revenues will depend upon the factors discussed elsewhere in this “Risk Factors” section. We cannot assure you that we will achieve or sustain profitability or that our operating losses will not increase in the future. If we do achieve profitability, we cannot be certain that we can sustain or increase profitability on a quarterly or annual basis in the future.  Failure to generate sufficient revenues or additional financing when needed could cause us to go out of business.

Due to a shortage of capital our marketing activities have been limited, and that will continue unless we are able to raise additional financing.

In order to grow our business, we will need to develop and maintain wider spread recognition and acceptance of our Company and our products. We plan to rely primarily on word of mouth from our existing contacts we have developed to promote and market ourselves and we plan to use some of the funds from this offering to develop a website .   To date, marketing and advertising expenses have been negligible. If we fail to successfully market and promote our business, we could lose potential business to our competitors, or our growth efforts may be ineffective. If we incur significant expenses promoting and marketing ourselves, it could delay or completely forestall our profitability.

We may need to raise additional funds, and if these funds are not available when we need them , our business will be harmed .

Although we lost $46,796 in the year ended December 31, 2011 and $7,406 in the six months ended June 30, 2012, and we had a working capital deficit of $101,777 on June 30, 2012, we believe that we could continue to operate our business for another year without raising any financing or winning any of the Medicare bids we have made, but we would probably have to cut more costs and our President might have to defer some of his salary.  These cost cuts might require that we reduce our current staff by 1 or 2 part-time positions.       However, if our forecasts are inaccurate, we will most likely need to raise additional funds .   We cannot assure that additional financing will be available when needed on favorable terms, or at all , and if it is not available our business will be harmed.

Our President may not be willing to help fund our operations when such funding is necessary and this could limit our ability to succeed or force us out of business .

Our President has indicated that he may be willing to help fund our operations on a limited basis in order to continue the business, but there are no agreements with him to do so.  If he is not willing to help fund the business by deferring a portion of his salary or by making a small loan to the Company, our business would be negatively impacted and it could even force us out of business.

Because we are small , have a working capital deficit, and do not have much capital, we will be very limited in our ability to expand our business .

Because we are small , have a working capital deficit, and do not have much capital, we are limited in our ability to expand our business beyond the Mahoning Valley into other geographical areas. Although we are bidding for Medicare qualification in Akron, Columbus, Dayton and Toledo, we have kept our bid capacities within a range that we do not anticipate will create a need to expand our current facility in Canfield, Ohio and our current staff of employees should have no difficulty handling the additional business , up to the amount of the bid, that may result.  If we are successful in winning several bids, we would have the opportunity to increase our business more significantly provided that we could raise additional financing either in this offering or through subsequent private financing.  This additional financing would be used to hire one or two sales representatives to cover the new markets and to hire an employee to handle billing which would free up our President to help with the marketing.  (See “Use of Proceeds.”)

Continued reductions in Medicare and Medicaid reimbursement rates could have a material adverse effect on our business, results of operations and financial condition.

There are ongoing legislative and regulatory efforts to reduce or otherwise adversely affect Medicare and Medicaid reimbursement rates for products and services we provide. For example, the regulations implementing the mandates under the Deficit Reduction Act of 2005 (“DRA”); the Medicare Improvements for Patients and Providers Act (“MIPPA”), which became law in 2008 and the comprehensive healthcare reform law signed in March 2010 (“the Reform Package”), reduced the reimbursement for a number of products and services we provide and established or expanded a competitive bidding program for certain durable medical equipment under Medicare Part B.  The Medicare competitive bidding program for providers of durable medical equipment, prosthetics, orthotics, and supplies (“DMEPOS”) is intended to further reduce reimbursement for certain products and to decrease the number of companies permitted to serve Medicare beneficiaries. In July 2008, MIPPA was passed and included a delay to the competitive bidding program. In order to ensure that the delay would achieve the same level of savings projected for the DMEPOS competitive bidding program, Congress adopted a nationwide average payment reduction of 9.5% in the DMEPOS fee schedule for those product categories included in Round 1, effective January 1, 2009.

In 2009, the Centers for Medicare and Medicaid Services (“CMS”) released an interim final rule implementing certain MIPPA provisions requiring CMS to conduct the Round 1 Rebid and mandated certain changes for both the Round 1 Rebid and subsequent rounds of the program.  In November 2010, CMS published a final rule containing several provisions related to the competitive bidding program. We were not affected by Round 1 Competitive Bidding as our geographical area was not included.  However, in August 2011, CMS announced that Round 2 would include the majority of the same product categories, but also include (i) a new product category including standard power wheelchairs and manual wheelchairs, and (ii) Support Surfaces (Group 2 mattresses and overlays) in all Round 2 markets.  Assuming the bidding rules for Round 2 are similar to the Round 1 Rebid, we estimate that approximately $50,000 of our net revenues for the fiscal year ending December 31, 2011 would be subject to Round 2 competitive bidding. The bidding process for Round 2 was completed in January 2012 and the new Round 2 rates and guidelines are currently scheduled to take effect in July of 2013. We cannot estimate the impact of potential Round 2 rate reductions or our ability to win competitively bid contracts on our business until more specific information is published by CMS and its contractors and results of the Round 2 bidding process are announced. However, we will likely experience significant pricing reductions on any bids we win and loss of revenue for bids we did not win.

There are also ongoing state and federal legislative and regulatory efforts to reduce or otherwise adversely affect Medicaid reimbursement rates for products and services we provide. For a number of years, some states have adopted alternative pricing methodologies for certain drugs, biologicals and home medical equipment reimbursed under the Medicaid program.  We are currently not aware of any reimbursement reductions planned for Ohio Medicaid, but that could change in the near future.  We will periodically evaluate the possibility of stopping or reducing our Medicaid business in Ohio if reimbursement policies make it difficult for us to conduct operations profitably. Moreover, the Reform Package increases Medicaid enrollment over a number of years and imposes additional requirements on states, which could further strain state budgets and therefore result in additional policy changes or rate reductions.  The President’s most recent budget proposal would limit the amount state Medicaid programs pay for DMEPOS services and products to be no higher than Medicare’s rates, including those impacted by the competitive bidding program. We cannot currently predict the adverse impact, if any, that any such changes to or reduction in our Medicaid business might have on our operations, cash flow and capital resources, but such impact could be material.

We cannot estimate the ultimate impact of all legislated and contemplated Medicare and Medicaid reimbursement changes or provide assurance to investors that additional reimbursement reductions will not be made or will not have a material adverse effect on our business, financial condition, results of operations, cash flow, capital resources and liquidity. However, given the recent significant increases in industry audit volume, auditors’ interpretation and enforcement of documentation requirements and the increasing regulatory burdens associated with responding to those audits, it is likely that the negative pressures from legislative and regulatory changes will continue and accelerate.

For further information, see “Business—Government Regulation.”

The comprehensive Healthcare Reform Law and other Federal and state legislative efforts will likely have a material adverse effect on our business, results of operations and financial condition.

Federal and state legislative and regulatory activities may materially affect reimbursement policies and rates for other items and services we provide and may otherwise affect our business results of operations and financial condition. For example, in March 2010, Congress enacted the Reform Package which includes comprehensive healthcare reform. Among many other provisions, the Reform Package expands the Medicaid program, mandates extensive insurance market reforms, creates new health insurance access points (e.g., insurance exchanges), provides certain insurance subsidies (e.g., premiums and cost sharing), imposes individual and employer health insurance requirements and makes a number of changes to the Code.

There are various provisions in the Reform Package that impact our business. For example, the Reform Package requires certain medical device manufacturers to pay an excise tax to the government, which may, in turn, increase our costs for these products. The Reform Package also provides for cuts in some Medicare payments made to certain providers and substantial cuts to Medicare Advantage plans, through which we contract to provide services to Medicare beneficiaries. Also included in the Reform Package are (i) an expansion of the Recovery Audit Contractor Program, (ii) certain fraud and abuse prevention measures and (iii) expanded regulatory authority concerning the types of conduct that can result in additional fines and penalties for those healthcare providers who do not comply with applicable laws and regulations.  Furthermore, the Reform Package grants the Secretary of Health and Human Services authority to set a date by which certain providers and suppliers will be required to establish a compliance program.

The Reform Package makes a number of changes to how certain of our products will be reimbursed by Medicare. As discussed above, the Reform Package made changes to the Medicare durable medical equipment CPI adjustment for 2011 and each subsequent year based upon the CPI-U reduced by a new multi-factor productivity adjustment which may result in negative updates. The law also includes changes to the Medicare DMEPOS competitive bidding program.

In an effort to further strengthen the integrity of the Medicare program, the Reform Package includes additional requirements concerning physician enrollment and certain mandatory face-to-face patient/physician visits in conjunction with the ordering of durable medical equipment. These provisions have been and will continue to be the subject of rulemaking and are a high priority for the American Association for Homecare and other industry representative organizations. We expect the Administration to continue to enhance its oversight efforts and we strive to incorporate any necessary changes into its overall policies, procedures, corporate compliance and internal audit programs on a regular basis.

The effective dates of the various provisions within the Reform Package are staggered over several years. Much of the interpretation of what the Reform Package requires will be subject to administrative rulemaking, the development of agency guidance and court interpretations. We cannot currently predict the full impact of the Reform Package on our operations, cash flow and capital resources, but such impact could be material. In addition, other legislative and regulatory changes could have a material adverse effect on our business, financial condition, results of operations, cash flow, capital resources and liquidity.

Also, the number of the uninsured in the United States has had an impact on certain healthcare services and products that may be more discretionary in nature. This has resulted in a slowing down of certain growth rates due to the patients’ more limited ability to pay the associated out-of-pocket fees. This could continue as the number of uninsured persons remains high.

The continuing pressure to reduce healthcare costs could have a material adverse effect on us.

As a result of continuing reductions in payor reimbursement, we, like many other healthcare companies, are making substantial efforts to reduce our costs in providing healthcare services and products. Many managed care organizations and insurers also regularly attempt to seek reductions in the prices at which we provide services to them and their patients. Some managed care organizations and insurers also propose to limit coverage for our products and services and implement onerous payment rules, policies, administrative burdens, audits and other requirements that adversely impact our reimbursement and increase our costs of providing services and products. In addition to this increasing pressure to reduce costs, the use by managed care payors of benefit managers and other intermediaries is also increasing and may adversely impact us, including for example by imposing of burdensome reimbursement policies we must comply with and adverse changes in our participation status with managed care organizations and insurers.  We only have 3 contractual arrangements with managed care organizations and other parties, which represented approximately 5% of our total net revenues for each of the years ended December 31, 2011 and 2010, and we expect that we will continue to enter into more of these contractual arrangements.  Some of these contracts allow, usually after due notice, for payors to alter their payment policies (or newly enforced policies that were previously enacted). We could be materially adversely affected by adverse payment policy practices. Also, the Reform Package significantly reduces the government’s payment rates to Medicare Advantage plans. Other provisions impose minimum medical-loss ratios, state and federal premium review procedures and benefit requirements on insurers. These public policy changes have unpredictable effects on the insurance industry on which we rely. There can be no assurance that we will retain or obtain Medicare Advantage or other such managed care contracts or that such plans will not attempt to further reduce the rates they pay to providers. In addition, if we are unable to successfully reduce our costs, we may be unable to continue to provide services directly to patients of certain payors or through these contractual arrangements. This would have a material adverse effect on our business, financial condition, results of operations, cash flow, capital resources and liquidity.

Non-compliance with laws and regulations applicable to our business and future changes in or interpretations of those laws and regulations could negatively affect our revenues and profitability .

We are subject to many stringent and frequently changing laws and regulations, and interpretations thereof, at both the federal and state levels, requiring compliance with burdensome and complex billing and payment, substantiation and record-keeping requirements. Examples of such documentation requirements are contained in the Durable Medical Equipment Medicare Administrative Contractor (“DME MAC”) supplier manuals which provide that clinical information from the “patient’s medical record” is required to justify the medical necessity for the provision of DME. Some DME MACs and other government auditors have recently taken the position, among other things, that the “patient’s medical record” refers not to documentation maintained by the DME supplier but instead to documentation maintained by the patient’s physician, healthcare facility, or other clinician, and that clinical information created by the DME supplier’s personnel and confirmed by the patient’s physician is not sufficient to establish medical necessity. It may be difficult, and sometimes impossible, for us to obtain such documentation from other healthcare providers. Also, auditors’ interpretations of these policies are inconsistent and subject to individual interpretations leading to high supplier and industry error rates. In fact, DME MACs have continued to conduct significant pre-payment reviews across the DME industry and have determined a wide range of error rates.   DME MACs have repeatedly cited medical necessity documentation insufficiencies as the primary reason for claim denials.  In addition, certain states including Ohio have established unique documentation requirements concerning direct patient care activities provided by DME suppliers’ staff. In the absence of such documentation, the state may request a refund or impose sanctions such as fines. If these or other challenging positions continue to be adopted by auditors, DME MACs, states, CMS or its contractors in administering the Medicare program, we have the right to contest these positions as being contrary to law. Such appeal processes may be protracted and costly, even when the initial determinations are overturned. If these interpretations of the documentation requirements are ultimately upheld, it could result in our making significant refunds and other payments to Medicare and/or Medicaid and our future revenues from Medicare and/or Medicaid would likely be reduced. We cannot currently predict the adverse impact, if any, that these new, more onerous interpretations of the Medicare and/or Medicaid documentation requirements, or revised internal operational policies to address them, might have on our relationships with referral sources, operations, cash flow and capital resources, but such impact could be material.

The F ederal False Claims Act imposes civil and criminal liability on individuals or entities that submit false or fraudulent claims for payment to the government. The federal government and a number of courts also have taken the position that claims presented in violation of certain other statutes, including the federal anti-kickback statute or the Omnibus Budget Reconciliation Act of 1993 (the “Stark Law”), can be considered a violation of the federal False Claims Act. Violations of the federal civil False Claims Act may result in treble damages, civil monetary penalties and exclusion from the Medicare, Medicaid and other federally funded healthcare programs. If certain criteria are satisfied, the federal civil False Claims Act allows a private individual to bring a qui tam suit on behalf of the government and, if the case is successful, to share in any recovery.  Federal False Claims Act suits brought directly by the government or private individuals against healthcare providers, like us, are increasingly common and are expected to continue to increase.

The Reform Package also includes certain fraud and abuse prevention measures and expands regulatory authorities concerning the types of conduct that can result in additional fines and penalties for those healthcare providers who do not comply with applicable laws and regulations. The federal government also announced that it will apply real-time monitoring technologies to the Medicare claim management process, similar to technologies used in other industries. Although we cannot quantify at this time what, if any, impact such processes might have on our relationships with referral sources, operations, cash flow and capital resources, such impact could be material.

Financial relationships between us and physicians and other referral sources are also subject to strict limitations under laws such as the Stark Law and anti-kickback laws. In addition, strict licensure, accreditation, safety and marketing requirements apply to the provision of services, and medical equipment.

Violations of these laws and regulations could subject us to civil and criminal enforcement actions; licensure revocation, suspension or non-renewal; severe fines; facility shutdowns; repayment of amounts received from third party payors and possible exclusion from participation in federal healthcare programs such as Medicare and Medicaid. We cannot assure you that we are in compliance with all applicable existing laws and regulations or that we will be able to comply with any new laws or regulations that may be enacted in the future. In addition, from time to time, we may be the subject of investigations or audits or be a party to qui tam or other False Claims Act litigation which alleges violations of law. If any of those matters were successfully asserted against us, there could be a material adverse effect on our business, financial condition, results of operations, cash flow, capital resources, liquidity or prospects.

Changes in public policy, healthcare law, new interpretations of existing laws, or changes in payment methodology may have a material effect on our business, financial condition, results of operations, cash flow, capital resources and liquidity.

Expanded government auditing and oversight of Medicare and Medicaid suppliers and more stringent interpretations by those auditors of regulations and rules concerning billing for our services and products could have a material adverse effect on us.

Current law, including the recent Reform Package and an executive order signed by the President, provides for a significant expansion of the government’s auditing and oversight of suppliers who care for patients covered by various government healthcare programs. Examples of this expansion include audit programs being implemented by the DME MACs, the Zone Program Integrity Contractors (“ZPICs”), the Recovery Audit Contractors (“RACs”) and the Comprehensive Error Rate Testing contractors (“CERTs”) operating under the direction of CMS. We work cooperatively with these auditors and have long maintained a process for centrally tracking and managing our responses to their audit requests. However, unlike other government programs that are subject to a formal rulemaking process, there are only limited publicly-available guidelines and methodologies for determining errors or for providing clear and timely communications to DMEPOS suppliers in connection with these new types of audits. As a result, there is significant lack of clarity regarding the authority of the auditors, their expectations for document production requested during audits and the methodology for determining errors and calculating error rates.

Along with other healthcare providers and suppliers, we have recently been subject to a n increase in the number of audits conducted under these new programs.  Specifically, we have been subjected to 10 RAC audits during the fiscal year ended December 31, 2011 and 1 RAC audit during the six months ended June 30, 2012 and 3 prepayment audits during the 6 months ended June 30, 2012.  Seven of the 14 audits were okay and 7 resulted in the Company returning a total of $573 to Medicare, most of which was later rebilled and then paid by Medicare.   In some cases, the error rate appear s to be based on the auditors’ incomplete or erroneous review of our submitted documentation, our inability to retrieve physician or hospital documentation from their records, the auditors’ enforcement of requirements for documentation for patients begun on service during a time period when lesser levels of documentation were accepted practice, or unclear scoring methodologies used by the auditors, among other factors. In other instances, high error rates have resulted from the auditors’ use of more stringent interpretations of the types of medical necessity documentation required for CMS to pay for the services we provide. We have appealed the results of certain of these audits and made changes to our operating policies and procedures, but cannot predict the ultimate impact that the government’s expanded and more stringent auditing, or our policies, may have on our business, financial conditions or results of operations.

We have been informed by these auditors that other healthcare providers and all suppliers of certain DMEPOS product categories are expected to experience further increased scrutiny from these audit programs. When a government auditor ascribes a high error rate to us, it generally results in protracted pre-payment claims review, payment delays, refunds and other payments to the government and/or our need to request more documentation from referral sources than has historically been required.   Our error rate, aggregated with other DMEPOS suppliers in the industry, is then reported to Medicare contractors and Congress.   We cannot currently predict the adverse impact, if any, that these new audits, methodologies and interpretations might have on our operations, cash flow and capital resources, but such adverse impact could be material.

See “Risks Relating to Our Business - Non-Compliance with Laws and Regulations applicable to our business and future changes in or interpretations of these laws and regulations could have a material adverse effect on us” for additional information.

Our failure to maintain required licenses could prevent us from serving Medicare patients or put us out of business .

We are required to maintain several state and/or federal licenses for our operations and facility.   We are licensed in Ohio by the Ohio Respiratory Care Board and we have a home medical equipment license from the State of Ohio.  State and federal licensing requirements are complex and often open to subjective interpretation by various regulatory agencies. Accurate licensure is also a critical threshold issue for the Medicare competitive bidding program. From time to time, we may also become subject to new or different licensing requirements due to legislative or regulatory requirements developments or changes in our business, and such developments may cause us to make further changes in our business, the results of which may be material. Although we believe we have appropriate systems in place to monitor licensure, violations of licensing requirements may occur and our failure to acquire or maintain appropriate licensure for our operations and facility could result in interruptions in our operations, refunds to state and/or federal payors, sanctions or fines or the inability to serve Medicare beneficiaries in competitive bidding markets which could have an adverse material impact on our business, financial condition, results of operation, cash flow, capital resources and liquidity.

Our failure to maintain accreditation could put us out of business .

Accreditation is required by most of our managed care payors and became a mandatory requirement for all Medicare DMEPOS providers effective October 1, 2009. We completed our initial Accreditation with The Joint Commission on October 8, 2008 and we completed our triennial accreditation renewal on June 9, 2011 conducted by The Joint Commission, and the Commission renewed our accreditation for another three years. The Joint Commission accreditation encompasses our full complement of services including home health and home medical equipment.  We have more than 3 years of continuous accreditation by The Joint Commission.  If we lose accreditation, our failure to maintain accreditation could have a material adverse effect on our business, financial condition, results of operations, cash flow, capital resources and liquidity.

We experience significant competition from numerous other home medical equipment providers and other providers, and this competition could adversely affect our revenues and our business.

The home medical equipment market is highly competitive and includes a large number of providers, some of which are national providers, but most of which are either regional or local providers.  We believe that the primary competitive factors in our market are pricing and quality considerations such as reputation and responsiveness.    Most of our competitors may now or in the future have greater financial or marketing resources than we do and more effective sales and marketing activities.  Our primary national home medical equipment provider competitor is Apria Healthcare Group Inc.  The primary regional providers we compete with in Northeastern Ohio and Western Pennsylvania are Boardman Medical Supply, Inc., Community Home Medical, Inc., and Seeley Medical, Inc.  There are relatively few barriers to entry in our local home healthcare markets. Hospitals and health systems are routinely looking to provide coverage and better control of post-acute health care services, including homecare services of the types we provide. These trends may continue as new payment models evolve, including bundled payment models, shared savings programs, value based purchasing and other payment systems.  For example, the Reform Package introduced various new payment and delivery system models, including Accountable Care Organizations (ACOs). ACOs can share in savings, assuming certain quality metrics are met or exceeded. The shared savings feature in ACOs cause them to reduce the amount of services they refer to us. ACOs may be formed by a variety of providers and/or suppliers, including hospitals and health systems, as well as home medical equipment providers. Although participation in an ACO is voluntary, participation by our competitors in an ACO in certain markets may force us to participate as well or face a loss of business from ACO participants who are unwilling to refer to non-ACO participants. Even when we do participate, we may lose business if we do not meet the quality metrics that ACOs must earn to share in any savings they achieve. Moreover, commensurate with the formation of an ACO physicians and/or hospitals may decide to provide home healthcare services through a new developed capacity owned and/or controlled by themselves. Similar programs may be adopted by other governmental, state and commercial payors, and we cannot predict the impact, if any, of such new models on our business.  We cannot assure you that these and other industry changes and the competitive nature of the homecare environment will not adversely affect our revenues and our business.

The fact that we are a relatively small company with limited resources compared to most of our competitors could adversely affect our revenues and our business.

Most of our competitors have significantly greater resources, broader name recognition, and a larger installed base of clients than we have. As a result, these competitors may have greater credibility with our potential customers and referral sources.  They also may be able to adopt more aggressive pricing policies and devote greater resources to the development, promotion and sale of their products than we can to ours, which would allow them to respond more quickly than us to changes in our business.

If we fail to cultivate new or maintain established relationships with hospital and physician referral sources , our revenue s will likely decline.

Our success is significantly dependent on referrals from hospital and physician sources. If we are unable to successfully establish new referral sources and maintain strong relationships with our current referral sources, our revenues will likely decline.

Our lack of experience as a public company could cause you to lose your entire investment .

We have never operated as a public company. We have no experience in complying with the various rules and regulations which are required of a public company. As a result, we may not be able to operate successfully as a public company, even if our operations are successful. We plan to comply with all of the various rules and regulations which are required of a public company. However, if we cannot operate successfully as a public company, your investment may be materially adversely affected. Our inability to operate as a public company could be the basis of your losing your entire investment in us.

Since our founder is our only full-time officer, if something happened to him such that he was unavailable to run our business, we could possibly have to suspend our business or cease operations .

Our success will be dependent upon the decision making of our directors and executive officers. Michael West, our CEO devotes his full time to our business, but Steve West devotes only a small percentage of his time to the business. The loss of Michael West would have a material, adverse impact on our operations. We have no written employment agreements with any officers and directors. We have not obtained key man life insurance on the lives of any of these individuals.

Our directors have the ability to significantly influence any matters to be decided by the stockholders, which may prevent or delay a change in control of our company.

Michael J. West, our President, CEO and director owns 8,300,000 shares of our stock (87.4% of the shares outstanding) and Stephen H. West, our CFO, Secretary and director, owns 300,000 shares of our stock (3.2% of the shares outstanding).  Therefore, t he current members of our Board of Directors beneficially own, in the aggregate, approximately 90.5% of our common stock. As a result, if they choose to vote in concert, our directors are collectively able to significantly influence the outcome of any corporate matters submitted to our stockholders for approval, including any transaction that might cause a change in control, such as a merger or acquisition. It is unlikely that stockholders in favor of a matter, which is opposed by the Board of Directors, would be able to obtain the number of votes necessary to overrule the vote of the Board of Directors. Further, the control by the directors means that they may make decisions for us with which you may disagree or that you may feel are not in our best interests.

RISK FACTORS RELATED TO THE JOBS ACT:

The recently enacted JOBS Act will allow us to postpone the date by which we must comply with certain laws and regulations and to reduce the amount of information provided in reports filed with the SEC. We cannot be certain if the reduced disclosure requirements applicable to “emerging growth companies” will make our common stock less attractive to investors.

We are and we will remain an "emerging growth company" until the earliest to occur of (i) the last day of the fiscal year during which our total annual revenues equal or exceed $1 billion (subject to adjustment for inflation), (ii) the last day of the fiscal year following the fifth anniversary of our initial public offering, (iii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt securities, or (iv) the date on which we are deemed a "large accelerated filer" (with at least $700 million in public float) under the Exchange Act. For so long as we remain an "emerging growth company" as defined in the JOBS Act, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not "emerging growth companies" as described in further detail in the risk factors below. We cannot predict if investors will find our common stock less attractive because we will rely on some or all of these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile. If we avail ourselves of certain exemptions from various reporting requirements, as is currently our plan, our reduced disclosure may make it more difficult for investors and securities analysts to evaluate us and may result in less investor confidence.

Our election not to opt out of the JOBS Act extended accounting transition period may not make our financial statements easily comparable to other companies.

Pursuant to the JOBS Act, as an “emerging growth company”, we can elect to opt out of the extended transition period for any new or revised accounting standards that may be issued by the Public Company Accounting Oversight Board (PCAOB) or the SEC. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, our company, as an “emerging growth company”, can adopt the standard for the private company.  This may make comparison of our financial statements with any other public company which is not an “emerging growth company” difficult or impossible since possible different or revised standards may be used.

The recently enacted JOBS Act will also allow our company to postpone the date by which it must comply with certain laws and regulations intended to protect investors and to reduce the amount of information provided in reports filed with the SEC.

The recently enacted JOBS Act is intended to reduce the regulatory burden on “emerging growth companies”.  So long as we qualify as an “emerging growth company,” we will, among other things:

•

be exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that our independent registered public accounting firm provide an attestation report on the effectiveness of our internal control over financial reporting;

•

be exempt from the "say on pay” provisions (requiring a non-binding shareholder vote to approve compensation of certain executive officers) and the "say on golden parachute” provisions (requiring a non-binding shareholder vote to approve golden parachute arrangements for certain executive officers in connection with mergers and certain other business combinations) of The Dodd–Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank Act) and certain disclosure requirements of the Dodd-Frank Act relating to compensation of Chief Executive Officers;

•

be permitted to omit the detailed compensation discussion and analysis from proxy statements and reports filed under the Exchange Act, as amended and instead provide a reduced level of disclosure concerning executive compensation; and

•

be exempt from any rules that may be adopted by the PCAOB requiring mandatory audit firm rotation or a supplement to the auditor’s report on the financial statements.

Although we are still evaluating the JOBS Act, we currently intend to take advantage of all of the reduced regulatory and reporting requirements that will be available to us so long as we qualify as an “emerging growth company”.  We have elected not to opt out of the extension of time to comply with new or revised financial accounting standards available under Section 107(b)(1) of the JOBS Act.  Among other things, this means that our independent registered public accounting firm will not be required to provide an attestation report on the effectiveness of our internal control over financial reporting so long as we qualify as an “emerging growth company”, which may increase the risk that weaknesses or deficiencies in the internal control over financial reporting go undetected.  Likewise, so long as we qualify as an “emerging growth company”, we may elect not to provide certain information, including certain financial information and certain information regarding compensation of executive officers, which would otherwise have been required to provide in filings with the SEC, which may make it more difficult for investors and securities analysts to evaluate us. As a result, investor confidence in our company and the market price of our common stock may be adversely affected.

Notwithstanding the above, we are also currently a “smaller reporting company”, meaning that we have a public float of less than $75 million and annual revenues of less than $50 million during the most recently completed fiscal year.  In the event that we are still considered a “smaller reporting company”, at such time as we cease being an “emerging growth company”, the disclosure we will be required to provide in our SEC filings will increase, but will still be less than it would be if we were not considered either an “emerging growth company” or a “smaller reporting company”.  Specifically, similar to “emerging growth companies”, “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; are not required to conduct say-on-pay and frequency votes until annual meetings occurring on or after January 21, 2013; and have certain other decreased disclosure obligations in our SEC filings, including, among other things, only being required to provide two years of audited financial statements in annual reports.  Decreased disclosures in our SEC filings due to our status as an “emerging growth company” or “smaller reporting company” may make it harder for investors to analyze the Company’s results of operations and financial prospects.

RISKS ASSOCIATED WITH THIS OFFERING:

Buying low-priced Penny Stocks is very risky and speculative and since our shares will be a Penny Stock, it will be more difficult for investors to sell their shares .

The shares being offered are defined as a penny stock under the Securities and Exchange Act of 1934, and rules of the Commission. The Exchange Act and such penny stock rules generally impose additional sales practice and disclosure requirements on broker-dealers who sell our securities to persons other than certain accredited investors who are, generally, institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 jointly with spouse, or in transactions not recommended by the broker-dealer. For transactions covered by the penny stock rules, a broker-dealer must make a suitability determination for each purchaser and receive the purchaser’s written agreement prior to the sale. In addition, the broker-dealer must make certain mandated disclosures in penny stock transactions, including the actual sale or purchase price and actual bid and offer quotations, the compensation to be received by the broker-dealer and certain associated persons, and deliver certain disclosures required by the Commission. Consequently, the penny stock rules may affect the ability of broker-dealers to make a market in or trade our common stock and may also affect your ability to resell any shares you may purchase in this offering in the public markets.

We are selling this Offering without an underwriter and if we are unable to sell a sufficient number of shares we will be forced to reduce our proposed business operations if we can’t raise other financing .

This offering is self-underwritten, that is, we are not going to engage the services of an underwriter to sell the shares; we intend to sell them through our officers and directors, who will receive no commissions. We will hold investment meetings and invite our friends, acquaintances and relatives in an effort to sell the shares to them; however, there is no guarantee that we will be able to sell any of the shares. In the event we are unable to sell most of the shares in this offering, we will be forced to reduce our proposed business operations until such time as additional monies can be obtained, either through loans or financings.

You will incur immediate and substantial dilution of the price you pay for your shares.

Our existing stockholders acquired their shares at a cost substantially less than that which you will pay for the shares you purchase in this offering. Accordingly, any investment you make in these shares will result in the immediate and substantial dilution of the net tangible book value of those shares from the $0.25 you pay for them.   As of June 30 , 2012, our net tangible book value was a negative $ 101,777 or approximately ($0.011) per share.  Assuming that $267,500 of maximum net proceeds are realized from this Offering, the dilution to new investors from the Offering price of $0.25 per share will be approximately $ 0.234 per share, and the gain by existing investors will be approximately $ 0.027 per share.  Assuming that $7,500 of minimum net proceeds are realized from this Offering, the dilution to new investors from the Offering price of $0.25 per share will be approximately $0.260 per share, and the gain by existing investors will be approximately $0.001 per share.

Our common stock currently has no trading market and if a trading market does not develop, investors will have difficulty selling their shares.

There is presently no demand for our common stock. There is presently no public market for the shares being offered in this prospectus. While we do intend to apply for quotation o n the Over-the-Counter Bulletin Board, we cannot guarantee that our application will be approved and our stock listed and quoted for sale. If no market is ever developed for our common stock, it will be difficult for you to sell any shares you purchase in this offering. In such a case, you may find that you are unable to achieve any benefit from your investment or liquidate your shares without considerable delay, if at all. In addition, if we fail to have our common stock quoted on a public trading market, your common stock will not have a quantifiable value and it may be difficult, if not impossible, to ever resell your shares, resulting in an inability to realize any value from your investment.

The Over-the-Counter market for stock such as ours has had extreme price and volume fluctuations.

The securities of companies such as ours have historically experienced extreme price and volume fluctuations during certain periods. These broad market fluctuations and other factors, such as new product developments and trends in the our industry and in the investment markets generally, as well as economic conditions and quarterly variations in our operational results, may have a negative effect on the market price of our common stock.

All of our common stock is restricted but could become eligible for resale under Rule 144; this could cause the market price of our common stock to drop significantly, even if our  business is doing well.

Of our total outstanding shares following this offering, 9,500,000 or 98.3% (minimum) or 88.8% (maximum) are restricted from immediate resale but may be sold into the market subject to volume and manner of sale limitations under Rule 144 beginning in ________, 2013 (90 days after date of this prospectus). This could cause the market price of our common stock to drop significantly, even if our business is doing well. After this offering, we will have outstanding 10,700,000 shares (maximum) or 9,660,000 (minimum) of common stock based on the number of shares outstanding at April 30, 2012. This includes the common shares we are selling in this offering, which may be resold in the public market immediately.

As restrictions on resale end, the market price of our stock could drop significantly if the holders of restricted shares sell them or are perceived by the market as intending to sell them.

We do not expect to pay dividends on common stock.

We have not paid any cash dividends with respect to our common stock, and it is unlikely that we will pay any dividends on our common stock in the foreseeable future. Earnings, if any, that we may realize will be retained in the business for further development and expansion.

USE OF PROCEEDS

We will not receive any proceeds from the sale of any of the 1,500,000 shares of common stock being registered in this prospectus and which are currently held by our selling shareholders.

We have estimated the total proceeds from this offering to be $40,000, assuming a minimum offering, or $ 3 0 0,000, assuming all shares are sold, which we cannot guarantee. These proceeds do not include offering costs, which we estimate to be $3 2 , 5 00. We expect to disburse the proceeds from this offering in the priority set forth below, during the first 12 months after successful completion of this offering:

	Minimum Offering ($40,000)	Total Proceeds of $150,000	Maximum Offering ($300,000)

Total Proceeds	$40,000	$150,000	$300,000
Less: Estimated Offering Expenses(1)	32,500	32,500	32,500
Proceeds to Us:	$ 7,500	$117,500	$267,500

Web Store(2)	$ 7,500	$ 17,500	$ 17,500
Sales Person(3)	$ 0	$ 45 ,000	$ 9 0,000
Billing Personnel(4)	$ 0	$ 15,000	$ 30,000
Driver(5)	$ 0	$ 15,000	$ 30,000
Van	$ 0	$ 0	$ 40,000
Working Capital(6)	$ 0	$ 25,000	$ 60,000

_________________________

(1)

Offering expenses include legal, accounting, printing, and escrow agent fees. The escrow agent fees are estimated at $1, 5 00.

(2)

We plan to spend these funds on developing a web store.

(3)

We plan to hire one full-time sales person if we receive over approximately $100,000 in net proceeds and two sales personnel if we receive over approximately $175,000.  Depending on the amount of proceeds we could hire a part-time versus a full-time sales person.

(4)

Depending on the amount of proceeds, we plan to hire a part-time or full-time person to do our billing.  Currently, our President does this work.

(5)

Depending on the amount of proceeds, we plan to hire a part-time or full-time driver for our deliveries.

(6)

We plan to spend some of the working capital to pay our legal and accounting expenses associated with being a reporting company and the balance will be spent as needed to supplement our operating expenses.

Until we use the net proceeds for the above purposes, we intend to invest such funds in short-term, interest-bearing, investment grade obligations and deposit accounts.

If we raise an amount between the minimum and maximum, we will use the excess amount above the minimum but below the maximum to expand our operations, as discussed above.

We believe that our available cash and existing sources of funding, together with the minimum proceeds of this offering and interest earned thereon, will be adequate to maintain our current and planned operations for at least the next twelve months , but if we only receive close to the minimum proceeds, we would probably have to cut more costs and our President might have to defer some of his salary .  These cuts might include reducing our current staff by one or two part-time positions.

DETERMINATION OF OFFERING PRICE

The offering price of the shares has been determined arbitrarily by us. We considered no aspect of our capital structure in determining the offering price or the number of shares to be offered. The price does not bear any relationship to our assets, book value, earnings, or other established criteria for valuing a privately held company. Accordingly, the offering price should not be considered an indication of the actual value of our securities.

DILUTION OF THE PRICE YOU PAY FOR YOUR SHARES

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered. Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing stockholders. As of June 30 , 2012, the net tangible book value of our shares was a negative $10 1 , 77 7, or approximately ($0.011) per share, based upon 9,500,000 shares outstanding.

Upon completion of this offering, but without taking into account any change in the net tangible book value after completion of this offering, other than that resulting from the sale of the minimum (maximum) Shares and receipt of the proceeds of $40,000 ($300,000), less offering expenses of $32,500, the net tangible book value of the 10,700,000 shares to be outstanding, assuming a maximum subscription, will be $ 165,723 , or approximately $0.01 6 per Share. If the minimum number of Shares is sold, of which there can be no guarantee, the net tangible book value of the 9,660,000 shares to be outstanding would be ($ 94,277 ), or approximately $0.010 per share. Accordingly, the net tangible book value of the Shares held by our existing stockholders will be increased by $0.02 7 per share, assuming a maximum subscription and by $.001 assuming a minimum subscription.  Assuming a maximum subscription, without any additional investment on their part, and the purchasers of Shares in this Offering will incur immediate dilution (a reduction in net tangible book value per Share from the offering price of $0.25 per Share) of $0.23 4 per share. If we sell the minimum amount, they will incur immediate dilution (a reduction in net tangible book value per Share from the offering price of $0.25 per Share) of $0.260 per share.

After completion of the sale of the minimum number of shares in this offering, the new shareholders will own approximately 1.66% of the total number of shares then outstanding, for which they will have made a cash investment of $40,000, or $0.25 per Share. Upon completion of the sale of the maximum number of Shares in this offering, the new shareholders will own approximately 11.2% of the total number of shares then outstanding, for which they will have made a cash investment of $300,000, or $0.25 per Share. The existing stockholders will own approximately 98.3% and 88.8% based on the minimum and maximum proceeds received of the total number of shares then outstanding, for which they have made contributions of cash and/or services and/or other assets, totaling $15,500 or $.002 per share.

The following table illustrates the per share dilution to new investors, assuming both the minimum and maximum number of shares being offered, and does not give any effect to the results of any operations subsequent to June 3 0 , 2012 or the date of this registration statement:

	Minimum Offering	Maximum Offering

Public Offering Price Per Share	$0.25	$0.25
Net Tangible Book Value Prior to This Offering	($10 1 , 777 )	($10 1 , 777 )
Net Tangible Book Value After This Offering	($ 94 , 2 7 7)	$ 1 65 , 72 3
Immediate Dilution Per Share to New Investors	$0.260	$0.23 4

The following table summarizes the number and percentage of shares purchased, the amount and percentage of consideration paid and the average price per Share paid by our existing stockholders and by new investors in this offering:

	Total
	Price Per Share	Number of Shares Held	Percent of Ownership	Consideration Paid

Existing Shareholders	$0.002	9,500,000	98.3% (Min) 88.8% (Max)	$15,500

Investors in This Offering (Minimum)	$0.25	160,000	1.7%	$ 40,000

Investors in This Offering (Maximum)	$0.25	1,200,000	11.2%	$300,000

SELLING SHAREHOLDERS

We are registering 1,500,000 shares of our common stock that were sold to the six investors listed in the table below during April 2012 in a private stock offering exempt from registration pursuant to the provisions of Section 4(2) of the Securities Act of 1933, as amended.  All investors were accredited investors.

The following table lists all selling shareholders and other information regarding the beneficial ownership of the shares owned by each of the selling shareholders.  Except as indicated in the footnotes to the table, no selling shareholder is an affiliate of the Company.  None of our selling shareholders is a registered broker-dealer or affiliate of a registered broker-dealer.

Shareholder’s Name	Issue Date	Share Ownership Before Offering	Shares Being Offered	Share Ownership After Offering	Percentage Ownership Before Offering	Percentage Ownership After Offering(1)

Michael J. West(2)	(3)	8,300,000	300,000	8,000,000	87.4%	74.8%
Stephen H. West(4)	4/18/2012	300,000	300,000	0	3.2%	0
Steven Quoy	4/18/2012	150,000	150,000	0	1.6%	0
Lynn e Quoy	4/18/2012	150,000	150,000	0	1.6%	0
Underwood Family Partners	4/18/2012	300,000	300,000	0	3.2%	0
Kearney Holdings LLC	4/18/2012	300,000	300,000	0	3.2%	0

_______________

(1)

Assuming maximum offering is sold.

(2)

President and Director since October 1992.

(3)

8,000,000 shares issued on October 1, 1992 and 300,000 shares issued on 4/18/2012.

(4)

CFO, Secretary and Treasurer since September 2011.

INVESTOR SUITABILITY REQUIREMENTS

Geographical Requirements

This offering is limited to investors resident in Colorado, Ohio and Washington .

We reserve the right to accept or reject any subscription in whole or in part, for any reason or for no reason.  Subscriptions will be accepted or returned promptly, and all monies from rejected subscriptions will be returned immediately to the subscriber, without interest or deductions.

Purchasers in any subsequent trading market must comply with the applicable securities laws of the State in which they purchase our common stock.

PLAN OF DISTRIBUTION

We are offering 1,200,000 shares of our common stock on a “self-underwritten,” “best-efforts” basis with a minimum of 160,000 shares and a maximum of 1,200,000 shares.  After the offering is closed we will cease our offering of our shares by the Company and file a post-effective amendment to the registration Statement to deregister any unsold shares and our selling shareholders may then commence to sell their 1,500,000 shares as described below, if a market ever develops after the offering closes.

The officers and directors will not purchase Shares in this offering, including, but not limited to, purchases of Shares in order to reach the minimum offering amount.

In offering the securities on our behalf, our officers and directors will rely on the safe harbor from broker dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934. We believe that Messrs. Michael J. West and Stephen H. West specifically meet the provisions of Rule 3a4-1(a)(1)-(3) and (4)(ii) because they are not subject to a statutory disqualification, as that term is defined under Section 3(a)39 of the Securities Exchange Act of 1934; they will not be compensated, directly or indirectly for their participation in the offering; they will not be, at the time of his participation, an associated person of a broker or dealer; and both will meet all of the elements of Rule 3a4-1(a)(4)(ii).  With respect to the elements of Rule 3a4-1(a)(4)(ii), both Michael West and Stephen West perform and are intended to perform after the offering substantial duties for the Company otherwise than in connection with transactions in securities.  Michael West founded the Company with his wife in 1992 and has worked full-time for the Company serving as it Chief Executive Officer for more than the past twelve months and he plans to continue to serve as its full-time CEO after the offering.  Steve West became Secretary, Treasurer, CFO and a Director in September 2011 and he has served part-time in these capacities and he plans to continue to serve in these capacities after the offering and to perform the functions normally associated with a Secretary, Treasurer, CFO and Director.  Neither Michael West nor Steve West has ever been a broker or dealer or an associated person of a broker or dealer, nor has either person participated in selling an offering of securities for any issuer during the last twelve months.

The Shares will be sold at the fixed price of $0.25 per Share until the completion of this offering. There is no minimum amount of subscription required by any particular investor.  After the closing of this offering, our selling shareholders must s ell their shares at the fixed price of $0.25 per share until the shares are quoted on the OTC Bulletin Board or listed on a national securities exchange.

This offering will commence on the date of this prospectus and continue for a period of 120 days, unless we extend the offering period for an additional 90 days, or unless the offering is completed or otherwise terminated by us for a potential total of 210 days (the “Expiration Date”).

Pending the receipt and payment of any checks gathered to satisfy the $40,000 minimum, all proceeds will be held in a non-interest bearing escrow by the Escrow Agent for this offering. The Escrow Agent is Corporate Stock Transfer, Inc., who has the sole signature authority over this account and determines whether the minimum offering requirements are satisfied. Funds will be deposited in this escrow account no later than noon on the business day following receipt. In the event the minimum is not sold within the 120-day offering period or any extension of an additional 90 days at our discretion, this offering will terminate and all funds will be returned promptly to subscribers by the Escrow Agent without any deductions or payment of interest. Subscribers will not be entitled to a return of funds from such escrow during the 120-day offering period or any extension period, for a potential total of 210 days. Once the minimum offering requirements are satisfied, the funds will be released to us for use in the implementation of our business plans.  (See “Use of Proceeds.”) The offering will then continue until the maximum offering is sold and the total of $300,000 is received, or the offering expires, whichever first occurs. Once the maximum amount has been raised, all funds collected up to the maximum will be deposited directly into our operating bank account for use in operations. In the event the minimum offering amount is not sold prior to the Expiration Date, all monies will be returned to investors, without interest or deduction.

The selling shareholders may sell some or all of their shares in one or more transactions, including block transactions:

1.

In the public market if the common stock may from time to time be trading;

2.

In privately negotiated transactions; or

3.

In any combination of these methods of distribution.

There is currently no market for any of our shares, and we cannot give any assurance that our shares will have any market value.  Although we intend to apply for trading of our common stock on the Over-the-Counter Bulletin Board electronic quotation service, public trading of our common stock may never materialize.  In addition, if a market for our stock does materialize, we cannot give any assurances that a public market for our securities may be sustained.

If our common stock becomes traded on the Over-the-Counter Bulletin Board electronic quotation service, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale.  In these circumstances, the sales price to the public may be:

1.

The market price of our common stock prevailing at the time of sale;

2.

A price related to such prevailing market price of our common stock; or

3.

Such other price as the selling shareholders determine from time to time.

We can provide no assurance that all or any of the common stock offered will be sold by the selling shareholders named in this prospectus.

We are bearing all costs relating to the registration of the common stock.  The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling shareholders named in this prospectus must comply with the requirements of the Securities Act of 1933 and the Exchange Act of 1934 in the offer and sale of the common stock.  The selling shareholders and any broker-dealers who execute sales for the selling shareholders may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933 in connection with such sales.  In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and they may, among other things:

1.

Not engage in any stabilization activities in connection with our common stock;

2.

Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

3.

Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

LEGAL PROCEEDINGS

We are not involved in any pending legal proceeding nor are we aware of any pending or threatened litigation against us.  In addition, there has been no litigation filed against us during the last ten years, and during the same period none of our officers and directors has been involved in any criminal proceedings, bankruptcy filings or other litigation of the type which is required to be disclosed.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Each of our directors is elected by the stockholders to a term of one year and serves until his successor is elected and qualified. Each of our officers is elected by the board of directors to a term of one year and serves until his or her successor is duly elected and qualified, or until he or she is removed from office. The board of directors has no committees.

The name, address, age and position of our officers and directors is set forth below:

Name and Address	Age	Position(s)

Michael J. West 4120 Boardman-Canfield Road Canfield, OH 44406	58	President, Chief Executive Officer and Director

Stephen H. West 16325 E. Dorado Ave. Centennial, CO 80045	56	Chief Financial Officer, Secretary and Director

The persons named above are expected to hold said offices/positions until the next annual meeting of our stockholders. These officers and directors are our only officers, directors, promoters and control persons.

Background Information about Our Officers and Directors

Michael J. West co-founded our Company with his wife in September 1992 and served as Vice-President, Secretary and a Director until September 2004 when he became the President and sole Director.  He also founded Medical Billing Assistance, Inc.(“Medical Billing”) in 1994.  Medical Billing was involved in electronic billing of medical claims to Medicare.  Medical Billing completed an acquisition of FCID Medical, Inc. in December 2010 and Mr. West resigned from all positions with Medical Billing at that time.  Mr. West received a Bachelors of Arts Degree in Biology from Wittenberg University in 1977.  He plans to continue devoting his full time to our affairs.  We believe that Mr. Michael West’s twenty years of experience serving as either our President or Vice President enables him to make valuable contributions to our Board of Directors.

Stephen H. West has served as Secretary, Treasurer, CFO and a Director of our company since September 2011.   He is the brother of Michael J. West.   He has been involved in the computer data storage market since 1978.  He spent twenty-two years at Storage Technology Corporation where he held positions as Director of Sales for their telecommunications region, Vice President and General Manager of the Western Region and Vice President of Global Accounts.  He co-founded PeakData Inc., a computer data storage company which focuses on sales and integration of enterprise storage solutions for Fortune 1000 companies in March 2001 and served as its Executive Vice president of Sales until January 2009.  Since January 2009, he has served as Director of Sales of Net Source, a computer storage company. From May 2007 until December 2010 he served as Secretary and a Director of Medical Billing Assistance, Inc. and he continued as a Director until April 2011.  Mr. West graduated from the University of Cincinnati with a BBA in 1978.  He plans to devote approximately 5 to 10 hours per month to our affairs.   We believe that Mr. Stephen West’s 34 years of sales and executive experience in the technology industry and his knowledge of our Company’s history qualify him to serve as a member of our Board of Directors.

EXECUTIVE COMPENSATION

Summary Compensation

The following table sets forth information for our two most recently completed fiscal years concerning the compensation of (i) the Principal Executive Officer.  The only other executive officer was not paid any salary and no other employees earned a salary over $100,000 in the last two completed fiscal years .

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Michael West	2011	$57,500	-	-	-	-	-	-	$57,500
	2010	$47,500	-	-	-	-	-	-	$47,500

Steve West	2011	-0-	-	-	-	-	-	-	$ -0-

We currently pay our President a salary of $1,000 per week and we intend to continue this during the next twelve months.  Our Chief Financial Officer is not paid a salary.  We do not have employment agreements with either of our executive officers.

Directors Compensation

Our directors have not been paid any compensation for serving as Directors of the Company and there are no present plans or understandings with respect to future compensation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

 OWNERS AND MANAGEMENT

The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The table also reflects what such ownership will be assuming completion of the sale of all shares in this offering, which we can’t guarantee. The stockholders listed below have direct ownership of their shares and possess sole voting and dispositive power with respect to the shares, and they have no rights to acquire any shares within sixty days from options, warrants, rights, conversion privileges or other similar obligations.  A total of 9,500,000 shares are issued and outstanding.

			Percentage of Ownership
				After Offering
Name and Address of Beneficial Owner(1)	Number of Shares Before Offering	Number of Shares After Offering (2)	Before Offering	Minimum	Maximum

Michael J. West 4120 Boardman-Canfield Road Canfield, OH 44406	8,300,000	8,300,000	87.4%	85.9%	77.6%

Stephen H. West 16325 E. Dorado Ave. Centennial, CO 80015	300,000	300,000	3.2%	3.1%	2.8%

All Officers and Directors as a group (two persons)	8,600,000	8,600,000	90.5%	89.0%	80.4%

_____________________

(1)

All shares owned beneficially or of record.

(2)

The amount shown only reflects the amount of shares owned after the completion of the Company’s offering.  After the completion of the offering by the selling shareholders Michael J. West will own 8,000,000 shares and Stephen H. West will not own any shares.

Future Sales by Existing Stockholders

A total of 9,500,000 shares have been issued to the existing stockholders, all of which are restricted securities, as that term is defined in Rule 144 of the Rules and Regulations of the SEC promulgated under the Act. Under Rule 144, such shares can be publicly sold, subject to volume restrictions and certain restrictions on the manner of sale. Any sale of shares held by the existing stockholders (after applicable restrictions expire) and/or the sale of shares purchased in this offering (which would be immediately resalable after the offering), may have a depressive effect on the price of our common stock in any market that may develop, of which there can be no assurance.

DESCRIPTION OF SECURITIES

Capital Stock

Our authorized capital stock consists of 100,000,000 shares of common stock, no par value per share and 5,000,000 shares of Preferred Stock, no par value per share to have such preferences as our board of directors may determine from time to time.  At April 30, 2012, a total of 9,500,000 shares of common stock and no shares of Preferred Stock were issued and outstanding.

Common Stock

The holders of common stock are entitled to one vote for each share held. The affirmative vote of a majority of votes cast at a meeting which commences with a lawful quorum is sufficient for approval of most matters upon which shareholders may or must vote, including the questions presented for approval or ratification at the Annual Meeting. However, an amendment of the articles of incorporation requires the affirmative vote of a majority of the total voting power for approval. Common shares do not carry cumulative voting rights, and holders of more than 50% of the common stock have the power to elect all directors and, as a practical matter, to control the Company. Holders of common stock are not entitled to preemptive rights, and the common stock may only be redeemed at our election.

Preferred Stock

Our preferred shares are entitled to such rights, preferences and limitations as determined by our board of directors. At the present time, no rights, preferences or limitations have been established for our preferred shares.

Options

We have not issued any options or other derivative securities.

Shares Eligible for Future Sale

When we complete the maximum offering, we will have 10,700,000 outstanding shares of common stock. The 1,200,000 shares of our common stock sold in this offering will be freely transferable unless they are purchased by our affiliates, as that term is defined in Rule 144 under the Securities Act. The remaining outstanding shares of our common stock will be restricted, which means they were originally issued in offerings that were not registered on a registration statement filed with the SEC. These restricted shares may be resold only through registration under the Securities Act or under an available exemption from registration, including the exemption provided by Rule 144.

Rule 144

In general, under Rule 144, beginning 90 days after the date of this prospectus, a person, or persons whose shares are aggregated, including a person who may be deemed our affiliate, who has beneficially owned restricted shares of common stock for at least six months would be entitled to sell publicly within any three-month period a number of shares that does not exceed the greater of:

1% of the number of shares of our common stock then outstanding, which will equal approximately 107,000 shares immediately after the maximum offering; or the average weekly trading volume of our common stock on OTC Bulletin Board during the four calendar weeks before the filing of a notice on Form 144 relating to the sale.

Sales under Rule 144 are governed by manner of sale provisions and notice requirements and to the availability of current public information about us. Commencing 90 days after the date of this prospectus, all of our current shareholders will be eligible to begin selling up to 9,500,000 shares of our common stock pursuant to Rule 144, if these volume and manner of sale limitations are complied with. We are unable to estimate accurately the number of restricted shares that will actually be sold under Rule 144 because this will depend in part on the market price of our common stock, the personal circumstances of the sellers and other factors.

INDEMNIFICATION

Pursuant to the Articles of Incorporation and By-Laws of the corporation, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. In certain cases, we may advance expenses incurred in defending any such proceeding. To the extent that the officer or director is successful on the merits in any such proceeding as to which such person is to be indemnified, we must indemnify him against all expenses incurred, including attorney’s fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The prior discussion of indemnification in this paragraph is intended to provide indemnification to the fullest extent permitted by the laws of the State of Colorado.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

DESCRIPTION OF OUR BUSINESS

General Information

Canfield Medical Supply, Inc. was incorporated in the State of Ohio on September 3, 1992.  On April 18, 2012 it changed its domicile to the State of Colorado by merging with a newly formed Colorado subsidiary.

We commenced our operations in September 1992.  Initially we operated as a compounding pharmacy providing Intradialytic P arent er al Nutrition (a means of providing additional nutrition to patients on dialysis) to patients with End Stage Renal Disease who had experienced excessive weight loss due to intestinal malabsorption.  We also provided pharmacy services to patients requiring intravenous antibiotic therapy, home total parenteral nutrition and home enteral nutrition. (Enteral nutrition involves absorption of the drug through the gastonintestinal tract and parenteral nutrition involves administering the drug/nutrition in some way other than the digestive tract.)  We also provided various nebulizer medications for patients with chronic obstructive pulmonary disease. (A nebulizer is a device used to administer medication in the form of a mist inhaled into the lungs.) We ceased pharmacy operations in May 2002 in response to significant reductions in reimbursement by Medicare, Medicaid and Private Insurance Companies, and changed our focus to providing quality home medical equipment and supplies to patients in our geographical area.

Business

We are a provider of home medical equipment, supplies and services (which relate to the equipment sales) in Ohio’s Mahoning Valley, with an emphasis on providing for patients with mobility related limitations.  We also sell to patients in Western Pennsylvania and Northern West Virginia.  We typically provide equipment , supplies and services to people who have had strokes, hip or knee replacements, and other surgeries after they are discharged from a hospital or rehab center.  We provide almost any medical equipment and supplies these persons need in order that they can remain in their homes. We have been in business for the past 20 years and have developed relationships with many of the local physicians, discharge planners for hospitals and rehab facilities, nursing services and home health agencies.

We operate in only one segment, which is home medical equipment and supplies.   We also provide the services described below along with the equipment and supplies, but most of our revenue is derived from the sale of equipment and supplies.   A majority of the equipment and supplies we sell are prescribed by a physician as part of a care plan.  We provide substantial benefits to both patients and payors by allowing patients to receive necessary care and services in the comfort of their own home while reducing the cost of treatment.  Our services include:

1.

providing in-home delivery, set-up and maintenance of equipment;

2.

providing patients and caregivers with written instructions about home safety, self-care and the proper use of equipment;

3.

processing claims to third-party payors and billing/collecting patient co-pays and deductibles.

We supply a wide range of home medical equipment to help improve the quality of life for patients with special needs, particularly those who face unique mobility challenges as they try to remain independent in their home.  The use of home medical equipment provides a significant relative cost advantage to our patients and payors.   The basic categories of equipment we carry are:

1.

electric wheelchairs, scooters and lift chairs

2.

manual wheelchairs and ambulatory equipment, such as wheeled walkers, canes, and crutches;

3.

hospital beds;

4.

bathroom equipment, such as bedside commodes , shower chairs, grab bars and toilet risers ;

5.

support surfaces, such as pressure pads and mattresses, for patients as risk for developing pressure sores or decubitus ulcers;

6.

threshold ramps, folding ramps and lift systems for cars or vans that make it easy to exit the home or transport electric wheelchairs or scooters.

Industry Overview

The home healthcare market comprises a broad range of products and services – including respiratory therapy, infusion therapy (which deals with all aspects of fluid and medication infusion, usually via the intravenous route) , home medical equipment, home healthcare nursing, orthotics and prosthetics and general medical supplies .

We expect to benefit from the following trends within the home healthcare market:

Favorable industry dynamics.  Favorable demographic trends and the continued shift to in-home healthcare have resulted in patient volume growth in the United States and are expected to continue to drive growth.  As the baby boomer population ages and life expectancy increases, the elderly – who comprise the majority of our patients – will represent a higher percentage of the overall population.  According to a 2010 U.S. Census Bureau projection, the U.S. population aged 65 and over is expected to grow substantially from 13 % of the population in 2010 to 19 % of the population by 2030.

Compelling in-home economics.  Between 2010 and 2020, the nation’s healthcare spending is projected to increase to $4.6 trillion, growing at an average annual rate of 5.8 % according to CMS.  The rising cost of healthcare has caused many payors to look for ways to contain costs and home healthcare is increasingly sought out as an attractive, cost-effective, clinically appropriate alternative to expensive facility-based care.

Increased prevalence of in-home care.  Improved technology has resulted in a wider variety of treatments being administered in patients’ homes.   Based on its experience, management believes that t hese improvements have allowed for earlier patient discharge and have lengthened the portion of the recuperation period spent outside of an institutional setting.  In addition, medical advancements have also made medical equipment more simple, adaptable and cost-effective for use in the home.

Preference for in-home care.   Based on its experience, management believes that m any patients prefer the convenience and typical cost-advantages of home healthcare over institutional care as it provides patients with greater independence, increased responsibility and improved responsiveness to treatment.

Our Competitive Strength

Our principal competitive strength is that we are an established local company in the Mahoning Valley with a reputation for good service and good quality.  If a patient has any problems with a piece of equipment they purchase from us, they can call us and we will take care of the problem.  We contract with Medicare, Medicaid and most major health insurance companies and a number of other payors.  We are especially known as a business that can provide almost anything a patient with reduced mobility needs including home modifications necessary to remain independent in the home.

We also qualify as a “small supplier” under the Medicare competitive bidding program since our annual revenues are less than $3.5 million.  The Medicare regulations have established a 30 percent target for small supplier participation, which improves our chances of winning small bids from Medicare.

Our Business Strategy

We are attempting to grow our revenue and increase our market share in our primary market which is the Mahoning Valley with an estimated population in excess of 900,000 persons.  In addition to continuing our marketing activities in the Mahoning Valley, we intend to build a website designed for patients located both inside and outside of our primary market area who might be interested in looking for better prices on certain equipment or supplies.  We have also recently completed the second round of competitive bidding for Medicare in additional Ohio markets.  These include Akron, Columbus, Dayton and Toledo.  If we are successful winning bids with Medicare in any of these markets, we will start doing some marketing in the area.  We would market our products in these areas to physicians, hospital discharge planners and others.   A winning bid in any of these competitive bid areas could bring significant additional revenue with Akron being the most significant due to its close proximity to our office in Canfield, Ohio and the greater number of product categories bid.

We are also attempting to increase our private pay business because of the continuing reduction in Medicare reimbursement rates.  We offer the same home medical equipment and supplies to private pay customers that we offer to Medicare and Medicaid customers.  Our private pay customers include persons who have private (non-government) health insurance and persons who have no insurance or are buying something that is not covered by their insurance policy.  In this regard, we are contacting home care coordinators from private insurance companies and Bureau of Worker’s Compensation in order to gain additional referrals.  A successful startup of our webstore will generate retail sales to patients that we are currently unable to achieve due to our lack of an online presence.

The products and supplies we sell to our customers are all manufactured by others.  We do not have exclusive relationships with any of these suppliers/manufacturers.  When the products we sell come with warranties, we are usually the person who the customer contacts when they have any kind of issue covered by a warranty.  We then go to the manufacturer and order the part needed or otherwise take care of the problem.  We do not warranty any products ourselves.

We are also attempting to increase our exposure to assisted living facilities, nursing homes and acute rehabilitation facilities in order to gain additional referrals.  We have experienced some success due to recent marketing efforts in these areas.  We will continue to provide in-service education programs to the staff of these facilities in order to make them aware of the services we are able to provide for their patients.

We are always evaluating our ability to provide equipment and services to our patients and trying to improve wherever we can.  We are not operating close to our capacity and we have room for substantial growth without needing to add any significant overhead.

Organization and Operations

Organization.  Our only facility is our office/showroom located at 4120 Boardman-Canfield Road in Canfield, Ohio, about eight miles southwest of Youngstown, Ohio.  From this location we deliver our home healthcare products and services to patients in their homes and to other care sites using out delivery vehicle and our employees.

Payors.  We derive substantially all of our revenues from third-party payors, including private insurers, Medicare, Medicaid and managed care organizations.  For the year ended December 31, 2011 approximately 61 % our net revenues were derived from Medicare and Medicaid.  Generally, each third-party payor has specific requirements which must be met before claim submission will result in payment.  We have procedures in place to manage the claims submission process, including verification procedures to facilitate complete and accurate documentation.  Notwithstanding these measures, violation of these requirements may still occur and could result in the termination of a contract with a payor, the repayment of amounts previously received or other potentially significant liability.  When the third party payor is a governmental entity, violations of these requirements could subject us to civil, administrative and criminal enforcement actions.   Our Medicare claims are usually paid within 30-45 days of submission and our Medicaid claims are usually paid within 14 days of submission.

With respect to our claims submitted to third party payors, our billing system generates contractual adjustments based on fee schedules for the patient’s insurance plan for each claim.

Receivables Management.  We operate in an environment with complex requirements governing billing and reimbursement for our products and services.  We are expanding our use of technology in areas such as electronic claims submission and electronic funds transfer whenever we can to more efficiently process business transactions.  This use of technology can expedite claims processing and reduce the administrative cost associated with this activity for both us and our customers/payors.  Our policy is to collect co-payments from the patient or applicable secondary payor.  In the absence of a secondary payor, we generally require the co-payment at the time the patient is initially established with the product/service.  Subsequent months’ co-payments are billed to the patient.

Marketing

We market our products and services primarily to physicians, discharge planners for hospitals and rehab facilities, nursing services, services that provide home care companions and aides, home health agencies and case managers.  Our marketing is primarily done by our President who has developed relationships with many of the persons we market to in the course of his dealings with prior patients who purchased our products or services over the past 20 years that we have been in business.  Most of our marketing consists of face-to-face meetings and in-service education with the staff at facilities we provide service to.  We also provide educational pamphlets and product specific brochures to go along with marketing materials such as pens, scratch pads, calendars and prescription pads.

One of the marketing steps we have taken is to get accredited by The Joint Commission which is a nationally recognized organization that develops standards for various healthcare industry segments and monitors compliance with those standards through voluntary surveys of participating providers.   We have been accredited by The Joint Commission since 2008.   As the home healthcare industry has grown and accreditation has become a mandatory requirement for Medicare DMEPOS providers, the need for objective quality measurements has increased.  Accreditation is also widely considered a prerequisite for entering into contracts with managed care organizations and is required for Medicare competitive bidding.  Because accreditation is expensive and time consuming, not all providers choose to undergo the process.

Sales

Our President has primary responsibility for generating new referrals and for maintaining existing relationships for our products and services.  Our customers are typically the patients who purchase and utilize our products and services, but these patients are usually referred to us by physicians and their staffs, the discharge planners in hospitals and rehab facilities, nursing services and services that provide home care companions and aides.  We have several rehabilitation facilities that refer a significant amount of patients to us that account for in excess of 25% of our gross revenues.  These facilities include Advanced Specialty Hospitals of Greenbriar Rehabilitation, Sunrise Senior Living and Whispering Pines Village Assisted & Independent Living, however, these facilities also refer business to other providers as well.

Website

We currently have a website which shows pictures of most of the products we sell together with links to the manufacturers/suppliers of the products.  This allows viewers to obtain more information on the products.  The website is not designed to be used for online sales, and instead it is more used to show new or existing patients what products we can obtain and sell to them.  There is also no product pricing on the website.

We intend to use some of the proceeds of this offering to enhance this website so that online sales can be made on the website.  We will contract with a leading web store builder program that offers a wealth of features to expand our business and provide support as our business grows.  This program will make it easy to launch and maintain our web store.  We hope to build a state-of-the-art ecommerce site that reflects our brands and puts our Company on a fast track to leveraging the sales opportunities on the Internet.  This whole process could be accomplished in only a manner of weeks once funding is available and will not require any computers to be purchased, no software license and no additional staff to hire.

Competition

The segment of the healthcare market in which we compete is highly competitive.  In our line of products and services there are a limited number of national providers and numerous regional and local providers.  The competitive factors most important in our local market are:

1.

reputation with referral sources, including local physicians and hospital-based professionals;

2.

price of products and services;

3.

accessibility and overall ease of doing business;

4.

quality of patient care and associated services;

5.

range of home healthcare products and services;

6.

ability to provide local maintenance service on products sold.

The primary national provider we compete with is Apria Healthcare Group, Inc., and the primary regional providers we compete with in Northeastern Ohio and Western Pennsylvania are Boardman Medical Supply, Inc., Community Home Medical, Inc., and Seeley Medical, Inc.  Depending on their business strategies and financial position, a very large percentage of our competitors have access to significantly greater financial and marketing resources than we do.  This may increase pricing pressure and limit our ability to maintain or increase our market share.

Government Regulation

We are subject to extensive government regulation, including numerous laws directed at regulating reimbursement of our products and services under various government programs and preventing fraud and abuse, as more fully described below. We maintain certain safeguards intended to reduce the likelihood that we will engage in conduct or enter into arrangements in violation of these restrictions.  All contracts with Insurance Companies are fairly standard and do not require legal opinions and all our policies and procedures have been reviewed by The Joint Commission and meet Industry standards and requirements.  Federal and state laws require that we obtain facility and other regulatory licenses and that we enroll as a supplier with federal and state health programs.  Notwithstanding these measures, due to changes in and new interpretations of such laws and regulations, and changes in our business, among other factors, violations of these laws and regulations may still occur, which could subject us to civil and criminal enforcement actions; licensure revocation, suspension or non-renewal; severe fines and penalties; and even the termination of our ability to provide services, including those provided under certain government programs such as Medicare and Medicaid.

Medicare and Medicaid Revenues.  In the years ended December 31, 2011 and 2010, approximately 61% and 63% of our net revenues were reimbursed by the Medicare and state Medicaid programs, respectively.  No other third-party payor represented more than 10% of our total net revenues for the year ended December 31, 2011.  The majority of our revenues are derived from sales of equipment and supplies we sell to patients for patient care under fee-for-service arrangements.   Fee-for-service is a payment model where services are unbundled and paid for separately and occurs when doctors and other health care providers receive a fee for each service such as an office visit, test or procedure.  Since most of the manufacturers of the products we sell do not provide direct patient care, our services primarily involve providing in-home-delivery, set-up and maintenance of home medical equipment.  We do not have ongoing arrangements with patients or medical providers other than rental agreements that we have for wheel chairs and hospital beds.

Medicare Reimbursement. There are a number of legislative and regulatory initiatives in Congress and at CMS that affect or may affect Medicare reimbursement policies for products and services we provide. Specifically, a number of important legislative changes that affect our business were included in the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (“MMA”); the Deficit Reduction Act of 2005 (“DRA”); MIPPA, which became law in 2008 and the comprehensive healthcare reform law signed in March 2010 (“the Reform Package”).  These Acts and their implementing regulations and guidelines contain numerous provisions that are significant to us and continue to have an impact on our operations today.

Budget Control Act of 2011. On August 2, 2011, the Budget Control Act of 2011 was signed into law. The Budget Control Act of 2011 authorized increases in the United States debt limit of at least $2.1 trillion, established caps on funding appropriations estimated to reduce federal spending by $917 billion over the next ten years, and created the Joint Select Committee on Deficit Reduction (“Joint Committee”), a bipartisan committee consisting of twelve Members of Congress instructed to develop legislation to reduce the federal deficit by at least another $1.5 trillion over the ten-year period of fiscal years 2012 – 2021. The Joint Committee was not limited in what it could propose to reduce the federal deficit. If the proposal had been issued by November 23, 2011, it would have been subject to special, expedited procedures in Congress. Because Congress and the President failed to enact legislation reducing the deficit by at least $1.2 trillion over the ten-year period of fiscal years 2012 – 2021 by the January 15, 2012 deadline, automatic spending reductions in fiscal years 2013 – 2021 through sequestration, the required cancellation of budgetary resources, have been triggered. Under sequestration, certain federal programs are protected, including Medicaid. However, payments to Medicare providers and suppliers would be reduced by an amount not to exceed 2% beginning in 2013. Such a reduction would be applicable to both competitively bid and non-competitively bid markets and products. On November 29, 2011, a bill titled To Amend to Exempt the Medicare Program from Fallback Sequestration Under the Budget Control Act of 2011 (H.R. 3519) was introduced in the House of Representatives. The bill would exempt payments to Medicare providers and suppliers from the automatic spending reductions beginning in 2013. The bill is currently pending in the House Committee on the Budget. At this time, we cannot predict whether Congress will pass this bill or other legislation averting or limiting the automatic spending reductions in fiscal years 2013 – 2021 or, if Congress does pass such legislation, whether the President will sign the legislation into law.   Any reduction in provider and supplier reimbursement rates under federal healthcare programs could have a material adverse effect on our financial condition and results of operations.

DMEPOS Competitive Bidding. The MMA required implementation of a competitive bidding program for certain DMEPOS items. By statute, CMS was required to implement the DMEPOS competitive bidding program over time, with Round 1 of competition occurring in portions of 10 of the largest Metropolitan Statistical Areas (“MSAs”) in 2007, launch of the program in 2008 and in 70 additional markets in 2009, and in additional markets after 2009.

In 2007 and 2008, CMS sought and reviewed bids and developed a plan to implement Round 1 on July 1, 2008.

The bidding process for Round 1 was controversial and complex, which resulted in deadline extensions. Moreover, CMS was subject to numerous lawsuits seeking a delay of Round 1. Then on July 15, 2008, MIPPA was enacted which, among other provisions, delayed the DMEPOS competitive bidding program by requiring that Round 1 competition commence in 2009, and required a number of program reforms prior to CMS re-launching the program. Changes mandated by MIPPA include requirements for the government to administer the program more transparently, exemption of certain DMEPOS products from the program and a new implementation schedule.

In November 2010, CMS published a final rule containing several provisions related to the competitive bidding program. The rule included a list of 21 additional MSAs to be included in Round 2.

Under MIPPA, the initial competitive bidding areas (“CBAs”) and product categories subject to rebidding in the Round 1 Rebid are very similar to those of Round 1. However, MIPPA excludes Negative Pressure Wound Therapy Pumps and Related Supplies and Accessories as a competitive bidding product category in Round 1 and permanently excludes Group 3 Complex Rehabilitative Power Wheelchairs and Related Accessories as a competitive bidding product category.

Notwithstanding the changes MIPPA requires, competitive bidding imposes a significant risk to DMEPOS suppliers under the rules governing the program. If a DMEPOS supplier such as us operating in a CBA is not awarded a contract for that CBA, the supplier generally will not be able to bill and be reimbursed by Medicare for DMEPOS items supplied in that CBA for the time period covered by the competitive bidding program unless the supplier meets certain exceptions or acquires a winning bidder. Because the applicable statutes mandate financial savings from the competitive bidding program, a winning contract supplier will receive lower Medicare payment rates under competitive bidding than the otherwise applicable DMEPOS fee schedule rates. As competitive bidding is phased in across the country under the revised MIPPA and Reform Package implementation schedule, we believe that we will experience a reduction in reimbursement .   In addition, there is an increasing risk that the competitive bidding prices will become a benchmark for reimbursement from other payors, as evidenced by the Administration’s fiscal budget proposal which would cap state Medicaid reimbursement levels at competitive bid rates using an as-yet-undetermined methodology. Neither MIPPA nor the Reform Package prevents CMS from adjusting prices for DMEPOS items in non-bid areas; however, before using its authority to adjust prices in non-bid areas, MIPPA requires that CMS issue a regulation that specifies the methodology to be used and consider how prices through competitive bidding compare to costs for those items and services in the non-bid areas.

The Reform Package also includes changes to the Medicare DMEPOS competitive bidding program. Significantly, Round 2 of the competitive bidding program has been expanded from 70 to 91 of the largest MSAs. In August 2011, CMS announced the product categories that will be included in Round 2. Round 2 will include the majority of the same product categories, but CMS will expand the program by, among other things, (i) combining standard power wheelchairs and manual wheelchairs into a single new product category, and (ii) expanding the Support Surfaces (Group 2 mattresses and overlays) category across all Round 2 markets. Assuming few changes to the Round 2 bidding rules and the markets currently being implemented and/or planned by CMS, we estimate that approximately $50,000 of our net revenues for the fiscal year ending December 31, 2011 would be subject to competitive bidding.

In November 2011, CMS announced the bidding timeline for Round 2. Bidder registration subsequently began in early December 2011. The bid submission process began on January 30 and ended on March 30, 2012, at which time CMS commenced the bid evaluation process. CMS expects to announce Single Payment Amounts (“SPAs”) and begin the contracting process in the fall of 2012. CMS anticipates making announcements about the contract suppliers in the spring of 2013. The new Round 2 rates and guidelines are currently scheduled to take effect in July of 2013. We cannot estimate the impact of potential Round 2 rate reductions on our revenues until more specific information is published by CMS and its contractors, but it could be material.

The Reform Package also gives the Secretary of Health and Human Services additional authority to apply competitive bid pricing to non-bid areas via a rulemaking process and that could occur by 2016. In addition, efforts to repeal the competitive bidding program altogether or mandate significant program changes continue. In March 2011, the Fairness in Medicare Bidding Act of 2011 (“FIMBA”) was introduced into the U.S. House of Representatives and referred to the House Subcommittee on Health. FIMBA would repeal the program without specifying a reduction in the industry’s current reimbursement levels. Other efforts are underway by independent economists who seek to alter certain critical aspects of the program. Specifically, those efforts are designed to change the way in which CMS conducts the auction process itself, establishes the single payment rates, determines supplier capacity needed and related aspects which, if adopted by CMS in their entirety or in part, would change how Round 2 would be administered. We cannot predict whether these or other efforts to repeal or amend the program will be successful, or their potential impact on us.

We believe that our relationships with persons who refer business to us will allow us to maintain market share under Medicare competitive bidding. However, the bidding rules are complex and it is possible for bidders to be disqualified for technical reasons other than pricing. There is no guarantee that we will be selected as a winning contract supplier in any future phases of the program and be awarded competitive bidding contracts by CMS or that we will maintain or increase market share. Under the current competitive bidding regulations, if we are not selected as a winning contract supplier for a particular CBA, we will generally not be allowed to supply Medicare beneficiaries in the CBA with products subject to competitive bidding for the contract term of program, unless we elect to continue to service existing patients under the “grandfathering provision” of the program’s final rule for certain products.  Because of our combination of both managed care and traditional business, we believe we can nevertheless maintain a favorable overall market position in a particular CBA even if we are not selected as a contract supplier.

Medicare Fee Schedule for DMEPOS and Consumer Price Index-Urban (“CPI-U”) Adjustments. In addition to the adoption of the DMEPOS competitive bidding program, the MMA implemented a five-year freeze on annual Consumer Price Index (“CPI”) payment increases for most durable medical equipment from 2004 to 2008. In MIPPA, in order to offset the cost of delaying the implementation of the DMEPOS competitive bidding program, Congress approved a nationwide average payment reduction of 9.5% in the DMEPOS fee schedule payments for those product categories included in Round 1, effective January 1, 2009. Product categories subject to competitive bidding but furnished in non-competitive bid areas were eligible to receive mandatory annual CPI-U updates beginning in 2010. Competitively bid items and services in metropolitan areas with contracts in place are not eligible to receive a CPI-U payment update during a contract period, which is currently a three-year period.

The DMEPOS items and services that were not in a product category subject to competitive bidding in Round 1 received a 5.0% CPI-U payment update in 2009. For 2010, the CPI-U was -1.4%. However, annual DMEPOS payment updates were not permitted to be negative according to statute. Therefore, the CPI update in 2010 was 0%. The Reform Package makes changes to Medicare DMEPOS fee schedule payments for 2011 and subsequent years. The CPI-U payment update will now be adjusted annually by a new “multi-factor productivity adjustment” measurement which may result in negative DMEPOS payment updates. While CPI-U for 2011 was +1.1%, the “multi-factor productivity adjustment” was -1.2%, so the net result was a 0.1% decrease in DMEPOS fee schedule payments in 2011 for items and services not included in an area subject to competitive bidding. The CPI-U for 2012 is +3.6%, but the “multi-factor productivity adjustment” remains -1.2%, so the net result is a 2.4% increase in DMEPOS fee schedule payments in 2012 for items and services not included in an area subject to competitive bidding.

Enrollment and Accreditation of Durable Medical Equipment Suppliers; Surety Bond Requirements.  While we support the elimination of fraudulent suppliers, some of the CMS initiatives and developments with respect to the enrollment and accreditation of providers could impact our operations in the future. For example, all durable medical equipment providers who bill the Medicare program for DMEPOS services and products are required by MIPPA to be accredited. Although we currently are accredited, if we lose accreditation, that could have a material adverse effect on our results of operations, cash flow and capital resources.

CMS also requires that all durable medical equipment providers who bill the Medicare program maintain a surety bond of $50,000 per National Provider Identifier (“NPI”) number which Medicare has approved for billing privileges. We obtained the required surety bond for our location before the October 2009 deadline, and it is automatically renewed annually on August 1.

In October 2008, CMS announced enhancements to its program integrity initiatives designed to identify and prevent waste, fraud and abuse. The initiatives include: (i) conducting more stringent reviews of DMEPOS suppliers’ applications, including background checks of new DMEPOS suppliers’ principals and owners to ensure they have not been suspended by Medicare; (ii) making unannounced site visits to suppliers and home health agencies to ensure they are active, legitimate businesses; (iii) implementing extensive pre- and post-payment claims review; (iv) verifying the relationship between physicians who order a large volume of DMEPOS equipment and the beneficiaries for whom they ordered these services; and (v) identifying and visiting beneficiaries to ensure appropriate receipt of Medicare-reimbursable items and services. We work cooperatively with CMS and its contractors in response to these initiatives but cannot predict whether CMS’s various program integrity efforts will or will not negatively impact our operations.

In February 2011, CMS released a final rule implementing certain provisions of the Reform Package intended to prevent fraud, waste and abuse. This final rule includes new requirements regarding enrollment screening, enrollment application fees, payment suspension, temporary moratoria on enrollment and supplier termination. Significantly, as part of the final rule, CMS classified providers and suppliers as limited, moderate and high risk according to their risk of fraud, waste and abuse. Currently enrolled DMEPOS suppliers are classified in the moderate risk category while newly enrolled DMEPOS suppliers are classified in the high risk category. As such, DMEPOS suppliers will be under greater scrutiny relative to many other healthcare providers and suppliers.

In August 2010, CMS released a final rule imposing more stringent standards for DMEPOS suppliers, which introduced several new enrollment standards and expanded some existing standards and participation requirements, all of which DMEPOS suppliers must meet to establish and maintain billing privileges in the Medicare program. These standards became effective in September 2010.

Following the implementation of a three-year demonstration program using Recovery Audit Contractors (“RACs”) to detect and correct improper payments in the Medicare fee-for-service program, the Tax Relief and Health Care Act of 2006 required HHS to establish the RAC initiative as a permanent, nationwide program by January 1, 2010. CMS selected the four RAC contractors for the permanent RAC program, and it is currently underway. Prior to initiating any audits, RACs are required to obtain CMS’s pre-approval of the issue that will be subject to audit, and then post the approved audit issue on their websites. All RACs have now posted CMS-approved audit issues on their websites. The currently posted approved audit issues include those which apply to durable medical equipment suppliers. States have also implemented similar state Medicaid audit programs, often know as Medicaid Integrity Contractors (“MICs”). The Reform Package expands the RAC program to include Medicare Parts C and D in the program. In addition, the Reform Package requires states to establish contracts with RACs to identify underpayments and overpayments and to recoup overpayments made for services provided under state Medicaid programs. Absent an exception, states were required to implement their RAC programs by January 1, 2012. In addition, in March of 2010, President Obama issued a presidential memorandum announcing a government-wide program expanding the use of “payment recapture audits” in order to reclaim improper payments. We cannot at this time quantify any negative impact that the expansion of the RAC program or other similar programs may have on us.

Also in October 2008, CMS announced the establishment of Zone Program Integrity Contractors (“ZPICs”), who are responsible for ensuring the integrity of all Medicare-related claims. The ZPICs assumed the responsibilities previously held by Medicare’s Program Safeguard Contractors (“PSCs”). Industry-wide, ZPIC audit activity increased significantly throughout 2010 and accelerated in 2011; it is expected to continue to increase for the foreseeable future as additional ZPICs become operational across the country. The industry trade associations are advocating for more standardized audit procedures, contractor transparency and consistency surrounding all government audit activity directed toward the DMEPOS industry.

Other Issues.

•

Medical Necessity & Other Documentation Requirements.  In order to ensure that Medicare beneficiaries only receive medically necessary and appropriate items and services, the Medicare program has adopted a number of documentation requirements. For example, the DME MAC Supplier Manuals provide that clinical information from the “patient’s medical record” is required to justify the initial and ongoing medical necessity for the provision of DME. Some DME MACs, CMS staff and government subcontractors have taken the position, among other things, that the “patient’s medical record” refers not to documentation maintained by the DME supplier but instead to documentation maintained by the patient’s physician, healthcare facility or other clinician, and that clinical information created by the DME supplier’s personnel and confirmed by the patient’s physician is not sufficient to establish medical necessity. It may be difficult, and sometimes impossible, for us to obtain documentation from other healthcare providers. Moreover, auditors’ interpretations of these policies are inconsistent and subject to individual interpretation. This is then translated to individual supplier significant error rates and aggregated into a DMEPOS industry error rate, which is significantly higher than other Medicare provider/supplier types. High error rates lead to further audit activity and regulatory burdens. In fact, DME MACs have continued to conduct extensive pre-payment reviews across the DME industry and have determined a wide range of error rates. For example, error rates for CPAP claims have ranged from 50% to 80%. DME MACs have repeatedly cited medical necessity documentation insufficiencies as the primary reason for claim denials. If these or other burdensome positions are generally adopted by auditors, DME MACs, other contractors or CMS in administering the Medicare program, we would have the right to challenge these positions as being contrary to law. If these interpretations of the documentation requirements are ultimately upheld, however, it could result in our making significant refunds and other payments to Medicare and our future revenues from Medicare may be significantly reduced. We have adjusted certain operational policies to address the current expectations of Medicare and its contractors. We cannot predict the adverse impact, if any, these interpretations of the Medicare documentation requirements or our revised policies might have on our operations, cash flow and capital resources, but such impact could be material.

•

Inherent Reasonableness. The Balanced Budget Act of 1997 granted authority to HHS to increase or reduce Medicare Part B reimbursement for home medical equipment by up to 15% each year under an “inherent reasonableness” authority. Pursuant to that authority, CMS published a final rule that established a process by which such adjustments may be made. The rule applies to all Medicare Part B services except those paid under a physician fee schedule, a prospective payment system, or a competitive bidding program. Neither HHS nor CMS has issued any subsequent communication or information for several years and therefore, we cannot predict whether or when HHS would exercise its authority in this area or predict any negative impact of any such change.

The impact of changes in Medicare reimbursement that have been enacted to date are reflected in our results of operations for the applicable periods through December 31, 2011. We cannot estimate the combined possible impact of all legislative, regulatory and contemplated reimbursement changes that could have a material adverse effect on our results of operations, cash flow, and capital resources. Moreover, our estimates of the impact of certain of these changes appearing in this “Government Regulation” section are based on a number of assumptions and are subject to uncertainties and there can be no assurance that the actual impact was not or will not be different from our estimates. However, given the recent significant increases in industry audit volume and the increasing regulatory burdens associated with responding to those audits, it is likely that the negative pressures from legislative and regulatory changes will continue and accelerate.

Medicaid Reimbursement.  State Medicaid programs implement reimbursement policies for the items and services we provide that may or may not be similar to those of the Medicare program. Budget pressures on these state programs often result in pricing and coverage changes and extended payment practices that may have a detrimental impact on our operations and/or financial performance. States sometimes have interposed intermediaries to administer their Medicaid programs, or have adopted alternative pricing methodologies for certain drugs, biologicals, and home medical equipment under their Medicaid programs that reduce the level of reimbursement received by us without a corresponding offset or increase to compensate for the service costs incurred.  We periodically evaluate the possibility of stopping or reducing our Medicaid business in any state with reimbursement or administrative policies that make it difficult for us to safely care for patients or conduct operations profitably. Moreover, the Reform Package increases Medicaid enrollment over a number of years and imposes additional requirements on states which, combined with the current economic environment and state deficits, could further strain state budgets and therefore result in additional policy changes or rate reductions. The President’s most recent budget proposal, would limit the amount state Medicaid programs pay for DMEPOS to be no higher than Medicare payment levels, including those impacted by Medicare competitive bidding. We cannot currently predict the adverse impact, if any, that any such change to or reduction in our Medicaid business might have on our operations, cash flow and capital resources, but such impact could be material. In addition, we cannot predict whether states will consider similar or other reimbursement reductions, whether or how healthcare reform provisions pertaining to Medicaid will ultimately be implemented or whether any such changes would have a material adverse effect on our results of operations, cash flow and capital resources.

HIPAA. The Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) is comprised of a number of components pertaining to the privacy and security of certain protected health information (“PHI”), as well as the standard formatting of certain electronic health transactions. Many states have similar, but not identical, restrictions. Existing and any new laws or regulations have a significant effect on the manner in which we handle healthcare related data and communicate with payors. Among other provisions, the HITECH Act of the American Recovery and Reinvestment Act of 2009 (“ARRA”) includes additional requirements related to the privacy and security of PHI, clarifies and increases penalties of HIPAA and provides State Attorneys General with HIPAA enforcement authority. We have adopted a number of policies and procedures to conform to HIPAA requirements, as modified by the HITECH Act of ARRA, throughout our operations, and we have educated our employees about these requirements.  We cannot, however, guarantee that we will not have a HIPAA privacy or data security concern in the future. We face potential administrative, civil and possible criminal sanctions if we do not comply with the existing or new laws and regulations dealing with the privacy and security of PHI. Imposition of any such sanctions could have a material adverse effect on our operations.

Enforcement of Healthcare Fraud and Abuse Laws. In recent years, the federal government has made a policy decision to significantly increase and accelerate the financial resources allocated to enforcing the healthcare fraud and abuse laws. Moreover, Congress adopted a number of additional provisions in the Reform Package that are designed to reduce healthcare fraud and abuse. In addition, private insurers and various state enforcement agencies have increased their level of scrutiny of healthcare claims in an effort to identify and prosecute fraudulent and abusive practices in the healthcare area. From time to time, we may be the subject of investigations or a party to additional litigation which alleges violations of law. If any of those matters were successfully asserted against us, there could be a material adverse effect on our business, financial position, results of operations or prospects.

Anti-Kickback Statutes. As a provider of services under the Medicare and Medicaid programs, we must comply with a provision of the federal Social Security Act, commonly known as the “federal anti-kickback statute.” The federal anti-kickback statute prohibits the offer or receipt of any bribe, kickback or rebate in return for the referral or arranging for the referral of patients, products or services covered by federal healthcare programs. Federal healthcare programs have been defined to include plans and programs that provide health benefits funded by the United States Government, including Medicare, Medicaid and TRICARE (formerly known as the Civilian Health and Medical Program of the Uniformed Services or CHAMPUS), among others. Some courts and the OIG interpret the statute to cover any arrangement where even one purpose of the remuneration is to influence referrals. Violations of the federal anti-kickback statute may result in civil and criminal penalties and exclusion from participation in federal healthcare programs.

Some states have enacted statutes and regulations similar to the federal anti-kickback statute, but which apply not only to the federal healthcare programs, but also to any payor source of the patient. These state laws may contain exceptions and safe harbors that are different from those of the federal law and that may vary from state to state.   The states in which we operate have laws that prohibit fee-splitting arrangements between healthcare providers, if such arrangements are designed to induce or encourage the referral of patients to a particular provider.

Physician Self-Referral. Certain provisions of the Omnibus Budget Reconciliation Act of 1993 (the “Stark Law”) prohibit healthcare providers such as us, subject to certain exceptions, from submitting claims to the Medicare and Medicaid programs for designated health services if we have a financial relationship with the physician making the referral for such services or with a member of such physician’s immediate family. The term “designated health services” includes several services commonly performed or supplied by us, including durable medical equipment and home health services. In addition, “financial relationship” is broadly defined to include any ownership or investment interest or compensation arrangement pursuant to which a physician receives remuneration from the provider at issue. The Stark Law prohibition applies regardless of the reasons for the financial relationship and the referral; and therefore, unlike the federal anti-kickback statute, an intent to violate the law is not required.

Violations of the Stark Law may result in loss of Medicare and Medicaid reimbursement, civil penalties and exclusion from participation in the Medicare and Medicaid programs.

In addition, Ohio, Pennsylvania and West Virginia have similar prohibitions against physician self-referrals, which may not necessarily be limited to Medicare or Medicaid services and may not include the same statutory and regulatory exceptions found in the Stark Law.

False Claims. The federal False Claims Act imposes civil and criminal liability on individuals or entities that submit false or fraudulent claims for payment to the government. Violations of the federal civil False Claims Act may result in treble damages, civil monetary penalties and exclusion from the Medicare, Medicaid and other federally funded healthcare programs. If certain criteria are satisfied, the federal civil False Claims Act allows a private individual to bring a qui tam suit on behalf of the government and, if the case is successful, to share in any recovery. Federal False Claims Act suits brought directly by the government or private individuals against healthcare providers, like us, are increasingly common and are expected to continue to increase.

The federal government has used the federal False Claims Act to prosecute a wide variety of alleged false claims and fraud allegedly perpetrated against Medicare and state healthcare programs. The government and a number of courts also have taken the position that claims presented in violation of certain other statutes, including the federal anti-kickback statute or the Stark Law, can be considered a violation of the federal False Claims Act, based on the theory that a provider impliedly certifies compliance with all applicable laws, regulations and other rules when submitting claims for reimbursement.

On May 20, 2009, President Obama signed into law the Fraud Enforcement and Recovery Act of 2009 (“FERA”). Among other things, FERA modifies the federal False Claims Act by expanding liability to contractors and subcontractors who do not directly present claims to the federal government. FERA also expanded the False Claims Act liability for what is referred to as a “reverse false claim” by explicitly making it unlawful to knowingly conceal or knowingly and improperly avoid or decrease an obligation owed to the federal government.

Ohio and Pennsylvania have enacted false claims acts that are similar to the federal False Claims Act.  In addition, there is a corresponding increase in state-initiated false claims enforcement efforts.

Other Fraud and Abuse Laws. HIPAA created, in part, two new federal crimes: “Healthcare Fraud” and “False Statements Relating to Healthcare Matters.” The Healthcare Fraud statute prohibits executing a knowing and willful scheme or artifice to defraud any healthcare benefit program. A violation of this statute is a felony and may result in fines and/or imprisonment. The False Statements statute prohibits knowingly and willfully falsifying, concealing or covering up a material fact by any trick, scheme or device or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. A violation of this statute is a felony and may result in fines and/or imprisonment.

The increased public focus on waste, fraud and abuse and their related cost to society will likely result in additional Congressional hearings, CMS regulatory changes and/or new laws. The Reform Package also provides for new regulatory authority, additional fines and penalties. More recently, additional legislation has been proposed in the U.S. Senate which would further expand the government’s oversight of the healthcare industry via new regulatory authority. In addition, a Senate bill released in June 2011 (S. 1251) would require pre-payment review of all claims for durable medical equipment that are at high risk for fraud and abuse. At this time, we cannot predict whether these or other reforms will ultimately become law, or the impact of such reforms on our business operations and financial performance.

Facility Licensure.  We only have one facility and it is located in Canfield, Ohio.  We are regulated by and licensed with the Ohio Respiratory Care Board and we also have a home medical equipment vendor’s license from the State of Ohio.  We are committed to complying with all applicable licensing requirements.

Healthcare Reform. Economic, political and regulatory influences are causing fundamental changes in the healthcare industry in the United States. Various healthcare reform proposals are formulated and proposed by the legislative and administrative branches of the federal government on a regular basis.  In addition, Ohio and Pennsylvania periodically consider various healthcare reform proposals. Even with the passage of the Reform Package, we anticipate that federal and state governments will continue to review and assess alternative healthcare delivery systems and payment methodologies and public debate of these issues will continue in the future.

The 2010 mid-term election changed the composition of Congress and affected certain priorities related to healthcare. Congress is debating the potential to repeal or amend the Reform Package altogether. A number of other parties, including some State governments, are challenging the Reform Package, and we cannot predict the outcome of such challenges. Changes in the law or new interpretations of existing laws can have a substantial effect on permissible activities, the relative costs associated with doing business in the healthcare industry and the amount of reimbursement by governmental and other third-party payors. Also, the government has begun to promulgate the implementing rules and regulations of the Reform Package, including additional requirements related to our business and that of our customers. Until those rules are more clearly understood, and due to uncertainties regarding the ultimate features of additional reform initiatives and their enactment and implementation over the next few years, we cannot predict which, if any, of such reform proposals will be adopted, or when they may be adopted, or that any such reforms will not have a material adverse effect on our results of operations, cash flow, capital resources and liquidity.

Employees

As of June 30, 2012, we had two full-time and three part-time employees.  None of our employees were represented by a labor union or other labor organization.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This section of the prospectus includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance.  Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events.  You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions.

Overview .  We operate primarily in the rehab market , which consists primarily of home medical equipment and supplies.  Most of the equipment and supplies that we sell are prescribed by a physician as part of an overall care plan.  We provide substantial benefits to both patients and payors by allowing patients to receive necessary care in the comfort of their own home, which reduces the cost of their treatment.

Strategy

Our strategy is to position ourselves in our market place as a high-quality provider of medical equipment and supplies for patients with mobility related limitations.  The specific elements of our strategy are to:

1.

Increase profitable revenue and market share .  We are focused on growing profitable revenues from the sale of our equipment and supplies.  We have undertaken several steps towards this end.  Most recently we completed the second round of competitive bidding for Medicare in the additional Ohio markets of Akron, Columbus, Dayton and Toledo.  If we are successful winning any of these bids and if we can obtain financing, we will be able to start marketing in these areas.  We are also planning to develop an online webstore where we intend to sell some of our products directly to patients.

2.

Continue to participate in the Medicare and Medicaid market, while focusing on increasing the percentage of revenues from private insurers, managed care organizations and direct retail sales from patients .  During the year ended December 31, 2011, approximately 63% of our net revenues was derived from Medicare and Medicaid.  There are ongoing legislative and regulatory efforts to reduce Medicare and Medicaid reimbursement rates for products and supplies we sell, which will adversely affect our net profit margin and we fully expect this trend to continue in the near future as the number of patients eligible to receive Medicare and Medicaid continues to rise dramatically.  For example, Medicare used to pay the entire purchase price of power mobility equipment at the time of delivery prior to January 2011.  At that time, Medicare changed its reimbursement to a 13-month rental program, where the patient owns the equipment only after the 13th month rental has been completed.  As a result, it takes much longer for the supplier to receive full reimbursement. Therefore, we are attempting to focus on increasing sales to other insurance providers as well as increasing direct retail sales to patients.  In this regard, we are contacting home care coordinators from private insurance companies and Bureau of Worker’s Compensation in order to gain additional referrals.  A successful startup of our webstore will generate retail sales to patients that we are currently unable to achieve do to our lack of an online presence.

3.

Increase our exposure to Assisted Living Facilities, Nursing Homes and Acute Rehabilitation Facilities in order to gain additional referrals .  We have experienced some success due to recent marketing efforts in these areas.  We will continue to provide in-service education programs to the staff of these facilities in order make them aware of the services we are able to provide for their patients.

Results of Operation for the year ended December 31, 2011 as compared to the year ended December 31, 2010.

Revenues for the year ended December 31, 2011 were $290,128 as compared to the revenues of $332,507 for the year ended December 31, 2010.  This 12.7% decrease in revenues was primarily due to the reduced number of power wheel chairs which were sold in 2011 as a result of Medicare’s change of policy toward reimbursement for power chairs in January 2011.  Prior to the change, Medicare reimbursed patients for the purchase of a power chair; but after the change, they will only reimburse patients for renting power chairs.

In the year ended December 31, 2010, $100,000 was paid to us for consulting services performed by Michael West and Steve West in connection with an acquisition transaction completed by Medical Billing Assistance, Inc. (“Medical Billing”) in December 2010.  At the time, Michael West and Steve West were officers and directors of Medical Billing.  The services were not performed on behalf of our company and were not related to our business.  At the time we were a private company, 100% owned by Michael West, and he chose to use the Company to act as a conduit to facilitate the payment.  Upon receipt of the payment, we immediately paid out $50,000 to Steve West and we left $50,000 in the Company.  The $100,000 was paid by the business which was acquired by Medical Billing.  We do not expect to receive any such fees in the future.

Cost of goods sold for the year ended December 31, 2011 were $145,838 as compared to $148,858 for the year ended December 31, 2010.  This small decrease was due to the reduced amount of sales in 2011 as compared to 2010.

The only operating expenses during these two fiscal years consisted of general and administrative expenses which were $187,683 in the year ended December 31, 2011 as compared to $231,186 in the year ended December 31, 2010.  The 19% drop in general and administrative expenses was primarily caused by a $50,000 drop in compensation expense and a $7,776 drop in miscellaneous expenses which was offset by a $10,682 increase in payroll expenses and other minor expenses.  The $50,000 compensation expense in 2010 was the payment to Steve West discussed two paragraphs above.

During the year ended December 31, 2011, we had a loss of $46,796 as compared to net income of $50,121 in the year ended December 31, 2010.  The primary difference between the two years was the receipt of $100,000 in consulting revenue in 2010.

Results of Operation for the six months ended June 30 , 2012 as compared to the six months ended June 30 , 2011.

Revenues for the six months ended June 30 , 2012 were $ 154,483 as compared to the revenues of $ 156,993 for the six months ended June 30 , 2011.  The re is no particular reason for this small decrease in sales.

Cost of goods sold for the six months ended June 30 , 2012 were $ 69,560 as compared to $ 77,217 for the six months ended June 30 , 2011.  The 9.9% decrease was due to the fact that several vendors have lowered their prices slightly in response to the lower Medicare reimbursement rates.

General and administrative expenses for the six months ended June 30 , 2012 were $ 90,655 as compared to $ 102,130 for the six months ended June 30 , 2011.  The 1 1. 2% drop in expenses during the six months ended June 30 , 2012 was primarily due to the $ 21,581 drop in payroll expenses and the $ 2,200 drop in officer’s compensation which was offset in part by the $10, 99 5 increase in legal and accounting expenses related to preparation for the initial public offering.  The drop in payroll expense was primarily related to lower compensation paid to the Company’s President.

During the six months ended June 30 , 2012 we had a net loss of $ 7,406 as compared to a net loss of $ 24,057 for the six months ended June 30 , 2011.  The primarily contributing factor to the reduced loss in 2012 was the reduction in general and administrative expenses in the most recent six month period.

Liquidity and Capital Resources

As of June 30 , 2012, we had negative working capital of ($10 1,777 ) compared to negative working capital of ($109,371) as of December 31, 2011.  Our cash balance on June 30, 2012 was $6,262.

Net cash used for operating activities was $1 3 , 419 during the six months ended June 30 , 2012 as compared to net cash used for operating activities of $ 33,395 during the six months ended June 30 , 2011.    The improvement in the most recent six months was primarily due to the $16,651 reduction in the net loss from the comparable period in 2011.  The cash used for accounts payable was also reduced by $3,692 in the most recent six months.

Net cash used for operating activities was $45,695 during the year ended December 31, 2011 as compared to net cash provided by operating activities of $47,140 during the year ended December 31, 2010.  There was a significant negative change in cash flows from operating activities because we had net income of $50,121 in the year ended December 31, 2010 and a net loss of $46,796 in the year ended December 31, 2011.  A large part of this difference was the fact that we netted $50,000 in 2010 from the one time consulting fee which was run through the Company at the end of 2010.  In addition sales in 2011 were down $42,379 from the sales in 2010, which also was a large contributor to the net loss in 2011.

There was $ 13,250 of cash flows provided by financing activities during the six months ended June 30 , 2012 as compared to $ 1,5 00 used for financing activities during the six months ended June 30 , 2011.  The $13,250 cash flows from financing activity in the six months ended June 30, 2012 was due to money raised by selling securities to raise money for our public offering.

There was $2,750 of cash flows used for financing activities during the year ended June 30 , 2011 as compared to $3,000 used for financing activities during the year ended December 31, 2010.  The $250 difference in cash used for financing activities was due to the fact that we repaid $3,000 on our note payable in 2010 and only $2,750 in 2011.

We believe that the offering will provide sufficient capital in the short term for our current level of operations. This is because we believe that we can generate sufficient sales and services within our present organizational structure and resources to become profitable in our operations by December 31, 2013.   Additional resources will be needed to build our web store and to otherwise increase advertising and marketing.

We have submitted competitive bids for Medicare in four Ohio cities in an effort to expand our business into other markets, and if we win any of these bids we will need to raise additional funds to hire a sales person to cover any new markets we win.  If we don’t raise at least close to $100,000 in this offering, we would need to find other financing to allow us to hire a sales person.  See “Plan of Operation” and “Proposed Milestones to Implement Business Operations” below for further details.

Until the offering is complete and the operations return to cash flow positive, our President may be willing to fund the operations on a limited basis in order to continue the business although there are no agreements with him to do this .  He may do this by deferring a portion of his salary or by making small loans to the Company.  Our principle source of liquidity will be our operations. We expect variation in revenues to account for the difference between a profit and a loss.  We try to operate with minimal overhead. Our primary activity will be to continue to have our President market our products in the best manner possible.  If we succeed in expanding our client base and generating sufficient sales, we will become profitable. We cannot guarantee that this will ever occur.

In addition, investors in this offering should consider that our Auditors have issued a going concern opinion because we have suffered losses from our operations for the fiscal year ended December 31, 2011 and the six months ended June 30, 2012, and we have a negative working capital and stockholders’ equity deficit.  These conditions raise substantial doubt about our ability to continue as a going concern.

Plan of Operation

Our plan for the twelve months immediately after the closing of this offering is to attempt to gradually minimize our losses and achieve profitability by the end of the twelve month period.  Our plan is to generate sufficient additional sales and services within our present organizational structure and resources and depending on how much we raise in this offering above the minimum we will try to expand our business more.

Currently, we are conducting business from one location in Canfield, Ohio.  We have no plans to expand into other locations or areas, unless we win one or more of the competitive bids we have applied for in Akron, Columbus, Dayton and Toledo.  Should we win any of these bids we would have to give strong consideration to expanding our sales and marketing to these new areas if we have the financing to hire additional personnel .  Initially we feel that we can maintain satisfactory inventory levels at our main office to meet the initial growth that would result, but demand for our products in these new areas could result in necessary expansion in terms of facilities and personnel.   See “Proposed Milestones to Implement Business Operations” below.

Other than the shares offered by this prospectus no other source of capital has been identified or sought.

If we are not successful in our operations we will be faced with several options:

1.

Cut back operations as much as possible and attempt to wait out the downturn in the business;

2.

Cease operations and go out of business;

3.

Continue to seek alternative and acceptable sources of capital;

4.

Bring in additional capital that may result in a change of control; or

5.

Identify a candidate for acquisition that seeks access to the public marketplace and its financing sources.

Investors in this offering should consider that our Auditors have issued a going concern opinion because we have suffered losses from our operations for the fiscal year ended December 31, 2011 and the six months ended June 30, 2012, and we have a negative working capital and stockholders’ equity deficit.  These conditions raise substantial doubt about our ability to continue as a going concern.  Please refer to “Proposed Milestones to Implement Business Operations” immediately below to see the steps we plan to take to attempt to stay in business.

If we raise less than the maximum in this offering, we will use the funds raised as disclosed in “Use of Proceeds” as discussed in this registration statement. If we only raise the minimum offering, we will use the funds raised as disclosed in “Use of Proceeds” as discussed in this registration statement. With the proceeds of only the minimum offering, we believe that we can adjust our sales and expenses to operate for at least one year before we become profitable or go out of business.

Proposed Milestones to Implement Business Operations

For the past 20 years we have been operating from one location in Canfield, Ohio and we have been servicing patients in the Mahoning Valley of Northeastern Ohio, Western Pennsylvania and Northern West Virginia.  Our goal is to return our operation to profitability by December 31, 2013, assuming that we close this offering with at least the minimum proceeds.

Although we lost $46,796 in the year ended December 31, 2011 and $7,406 in the six months ended June 30, 2012, and we had a working capital deficit of $101,777 on June 30, 2012, we believe that we could continue to operate our business for another year without raising any financing beyond the minimum amount of this offering or winning any of the Medicare bids we have made, but we would probably have to cut more costs and our President might have to defer some of his salary.  These cost cuts might require that we reduce our current staff by 1 or 2 part-time positions as well as reducing the amount of inventory normally kept on hand.  We have submitted bids during Round 2 of Medicare Competitive Bidding to sell our products and supplies in 4 new Ohio markets to give us a chance to expand our business into other markets and we are doing this public offering in an effort to finance the potential growth.  We also plan to use some of the proceeds from the offering to develop a webstore, increasing our overall online presence, which should help us increase our retail sales without adding much to our overhead.

Our growth and success will depend primarily on two factors (1) How much money is raised in this offering and (2) which bids, if any, we win from Medicare.  We believe that if we raise at least the minimum amount in this offering we will be able to start our webstore, although we will be able to build a better webstore with a greater online presence if we raise at least $10,000 more than the minimum.  We would expect that even a scaled down webstore would generate $25,000 in revenues during the first twelve months of operation.  If we don’t achieve that level of revenues, we would probably keep the webstore operating because the cost of doing so would be minimal.

We expect to find out which bids, if any, we win by the end of September, 2012.  If we win at least one bid we will be able to start a limited amount of marketing in the new market area within two months without needing any more money.  In order to expand the marketing very much we would need the additional financing to hire a full-time sales person for that market, or if we win bids in two markets that sales person could call on both markets.  Therefore, as set forth in the Use of Proceeds section of this Prospectus, if we raised closer to $150,000 in this offering we would have an additional $45,000 to hire a full-time sales person and we would try to do this within three months after the closing.  If we are unable to raise that much money, we will have to study the new market(s) and decide if we should try to raise the financing necessary to pay for the sales-person and any other related incremental costs.  We would most likely attempt to sell additional equity in the Company or try to borrow the money from a bank or private investors.  Of course there is no assurance that we would be able to raise the financing, in which case we would not be able to take full advantage of the opportunity.  If we do win at least one bid and if we are able to finance hiring a sales person, we would expect to generate sales of up to approximately $50,000 in each new market during the following twelve months.  If we do not generate this much in revenues, we will have to evaluate whether or not to retain the sales person.

If we do not win any bids, but we do raise over $100,000, we will finish the webstore, and consider hiring a full or part time sales person to increase the marketing in our current markets, or hire a part time billing person which would free up our President to do more marketing.

If we don’t win any bids and if we only raise the minimum amount of proceeds in this offering, we expect to incur operating losses for up to four more quarters until our sales level has increased to approximately $30,000 per month.  We expect approximately $340,000 in operating costs (including costs of goods sold) over the next twelve months. We cannot guarantee that we will be successful in generating sufficient revenues or other funds in the future to cover these operating costs. Failure to generate sufficient revenues or additional financing when needed could cause us to go out of business.

Although our President has indicated that he may be willing to fund the operations on a limited basis in order to continue the business, no commitments to provide additional funds have been made by management. There is no assurance that additional funds will be made available to us on terms that will be acceptable, or at all, if and when needed. We expect to continue to generate and increase sales, but there can be no assurance we will generate sales sufficient to continue operations or to expand.

In the next 12 months, we do not intend to spend any material funds on research and development and do not intend to purchase any large equipment.

Recently Issued Accounting Pronouncements

We do not expect the adoption of any recently issued accounting pronouncements to have a significant impact on our net results of operations, financial position, or cash flows.

Seasonality

We do not expect our sales to be impacted by seasonal demands for our products and services.

Critical Accounting Policies

The preparation of financial statements in conformity with generally accepted accounting principles requires our management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.  Our management routinely makes judgments and estimates about the effects of matters that are inherently uncertain.

The JOBS Act contains provisions that, among other things, reduce certain reporting requirements for qualifying public companies.  As an “emerging growth company,” we may, under Section 7(a)(2)(B) of the Securities Act, delay adoption of new or revised accounting standards applicable to public companies until such standards would otherwise apply to private companies. We may take advantage of this extended transition period until the first to occur of the date that we (i) are no longer an "emerging growth company" or (ii) affirmatively and irrevocably opt out of this extended transition period. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

Our significant accounting policies are disclosed in the notes to the audited financial statements for the years ended December 31, 2012 and 2011 and the interim financial statements for the six months ended June 30, 2012.

DESCRIPTION OF PROPERTY

Our offices are located at 4120 Boardman-Canfield Road, Canfield, Ohio 44406.  We rent our offices pursuant to a three year lease extension which expires on April 30, 2014.  Our monthly rent is approximately $2,700.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the months of February, March and April of 2011, the Company loaned a total of $13,500 to Mi chael J. West , our President, CEO and a director, and these loans were repaid in full during the period from May through October, 2011.  No interest was charged on these loans.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

No public market currently exists for shares of our common stock. Following completion of this offering, we intend to apply to have our common stock listed for quotation on the Over-the-Counter Bulletin Board.  As of April 30, 2012, we had 6 holders of our common stock.

The Securities and Exchange Commission has also adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

A purchaser is purchasing penny stock which limits the ability to sell the stock. The shares offered by this prospectus constitute penny stock under the Securities and Exchange Act. The shares will remain penny stocks for the foreseeable future. The classification of penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his/her investment. Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares in us will be subject to Rules 15g-1 through 15g-10 of the Securities and Exchange Act. Rather than creating a need to comply with those rules, some broker-dealers will refuse to attempt to sell penny stock.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the Commission, which:

•

contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

•

contains a description of the broker’s or dealer’s duties to the client and of the rights and remedies available to the client with respect to a violation to such duties or other requirements of the Securities Act of 1934, as amended;

•

contains a brief, clear, narrative description of a dealer market, including “bid” and “ask” prices for penny stocks and the significance of the spread between the bid and ask price;

•

contains a toll-free telephone number for inquiries on disciplinary actions;

•

defines significant terms in the disclosure document or in the conduct of trading penny stocks; and

•

contains such other information and is in such form (including language, type, size and format) as the Securities and Exchange Commission shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, to the client:

•

the bid and offer quotations for the penny stock;

•

the compensation of the broker-dealer and its salesperson in the transaction;

•

the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

•

monthly account statements showing the market value of each penny stock held in the client’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, stockholders may have difficulty selling their securities.

Reports

Once our registration statement under Form S-1 has been declared effective, we will be subject to certain reporting requirements and will furnish annual financial reports to our stockholders, certified by our independent accountants, and will furnish unaudited quarterly financial reports in our quarterly reports filed electronically with the SEC. All reports and information filed by us can be found at the SEC website, www.sec.gov.

Stock Transfer Agent

The stock transfer agent for our securities is Corporate Stock Transfer, Inc. of Denver, Colorado. Their address is 3200 Cherry Creek Drive South, Suite 430, Denver, Colorado 80209. Their phone number is (303) 282-4800.

SUBSCRIPTION AGREEMENT AND PROCEDURES

We will accept no subscriptions or indications of interest until our registration statement is effective. At that point, all subscriptions must be made by the execution and delivery of a subscription agreement, a form of which is attached to this prospectus as Annex A. By executing the subscription agreement, each purchaser will agree to pay the purchase price of the shares subscribed for at the closing at which such subscription is accepted. We have the right to revoke any offers made under this prospectus and to refuse to sell shares to a particular subscriber if the subscriber does not promptly supply all information we request or if we disapprove the sale. Subscriptions are not binding until accepted. We will refuse any subscription by giving written notice to the subscriber by personal delivery or first-class mail. We may reject any subscription at any time prior to acceptance, in whole or in part, in our sole discretion.

In order to subscribe for shares, a prospective investor must deliver the following documents to us:

1.

a complete and executed subscription agreement, in the form attached to this prospectus as Annex A;

2.

the full amount of the subscription price paid in United States dollars in cash or by check, bank draft or money order made payable to Canfield Medical Supply, Inc.-Corporate Stock Transfer, Inc. Escrow Account.

EXPERTS AND LEGAL COUNSEL

Our financial statements included in this prospectus have been audited by independent certified public accountants. We include those financial statements in reliance on the report of the firm of Ronald R. Chadwick, P.C., of Aurora, Colorado, given upon their authority as experts in accounting and auditing.

The law firm of Jin, Schauer & Saad LLC of Denver, Colorado has passed upon the validity of the shares being offered and certain other legal matters and is representing us in connection with this offering.

AVAILABLE INFORMATION

We have filed this registration statement on Form S-1, of which this prospectus is a part, with the U.S. Securities and Exchange Commission. Upon completion of this registration, we will be subject to the informational requirements of the Exchange Act and, in accordance therewith, will file all requisite reports, such as Forms 10-K, 10-Q and 8-K, proxy statements, under Sec.15(d) of the Exchange Act, and other information with the Commission. Such reports, proxy statements, this registration statement and other information, may be inspected and copied at the public reference facilities maintained by the Commission at 100 F. Street N.E., Washington, D.C. 20549. Copies of all materials may be obtained from the Public Reference Section of the Commission’s Washington, D.C. office at prescribed rates. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov.

CANFIELD MEDICAL SUPPLY, INC.

Financial Statements

TABLE OF CONTENTS

Page
REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM F-2

FINANCIAL STATEMENTS

Balance sheets F-3
Statements of operations F-4
Statements of stockholders’ equity F-5
Statements of cash flows F-6
Notes to financial statements F-7

RONALD R. CHADWICK, P.C.

Certified Public Accountant

2851 South Parker Road, Suite 720

Aurora, Colorado  80014

Telephone (303)306-1967

Fax (303)306-1944

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Canfield Medical Supply, Inc.

Canfield, Ohio

I have audited the accompanying balance sheets of Canfield Medical Supply, Inc. as of December 31, 2010 and 2011, and the related statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material  respects, the financial position of Canfield Medical Supply, Inc. as of December 31, 2010 and 2011, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 4 to the financial statements the Company has suffered a loss from operations and has negative working capital and a stockholders’ deficit that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 4. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Ronald R. Chadwick, P.C.

June 20, 2012

CANFIELD MEDICAL SUPPLY, INC.

BALANCE SHEETS

	Dec. 31, 2010	Dec. 31, 2011	June 30 , 2012 (Unaudited)

ASSETS
Current assets
Cash	$ 54,876	$ 6,431	$ 6,262
Accounts receivable	9	-	90
Total current assets	54,885	6,431	6,352

Total Assets	$ 54,885	$ 6,431	$ 3,031

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$ 25,960	$ 26,775	$ 2 1 ,129
Notes payable	91,500	88,750	87, 000
Accrued interest payable	-	277	-
Total current liabilities	117,460	115,802	1 08,129

Total Liabilities	$117,460	$ 115,802	$1 08,129

Stockholders’ Equity
Preferred stock, no par value; 5,000,000 shares authorized; No shares issued and outstanding	-	-	-
Common stock, no par value; 100,000,000 shares authorized; 8,000,000 (2010 & 2011) & 9,500,000 (2012) shares issued and outstanding	500	500	15,500
Additional paid in capital	-	-	-
Retained earnings (deficit)	(63,075)	(109,871)	(1 17,277 )

Total Stockholders’ Equity	(62,575)	(109,371)	(10 1,777 )

Total Liabilities and Stockholders’ Equity	$ 54,885	$ 6,431	$ 6 , 352

The accompanying notes are an integral part of the financial statements.

CANFIELD MEDICAL SUPPLY, INC.

STATEMENTS OF OPERATIONS

	Year Ended Dec. 31, 2010	Year Ended Dec. 31, 2011	Six Months Ended June 30 , 2011 (Unaudited)	Six Months Ended June , 2012 (Unaudited)

Sales (net of returns)	$332,507	$290,128	$ 156,993	$ 154,483
Consulting revenue	100,000	-	-	-
Other revenue	1,602	-	-	-
Cost of goods sold	148,858	145,838	77,217	69,560

Gross profit	285,251	144,290	79,776	84,923

Operating expenses:
General and administrative	231,186	187,683	102,130	90,655
	231,186	187,683	102,130	90,655

Income (loss) from operations	54,065	(43,393)	(2 2 , 354 )	( 5 , 732 )

Other income (expense):
Interest income	1	23	1 9	2
Interest expense	(3,945)	(3,426)	(1,722)	(1,676)
	(3,944)	(3,403)	(1,703)	(1,674)

Income (loss) before provision for income taxes	50,121	(46,796)	(2 4 , 057 )	( 7,4 0 6)

Provision for income tax	-	-	-	-

Net income (loss)	$ 50,121	$(46,796)	$(2 4 , 057 )	$( 7 , 406 )

Net income (loss) per share (Basic and fully diluted)	$ 0.01	$ (0.01)	$ (0.00)	$ (0.00)

Weighted average number of common shares outstanding	8,000,000	8,000,000	8,000,000	9,0 0 0,000

PRO FORMA:

Income Tax Expense	$ 10,024	$ -	$ -	$ -

Net income (loss) per share (after pro forma income tax) (Basic and fully diluted)	$ 0.01	$ (0.01)	$ (0.00)	$ (0.00)

The accompanying notes are an integral part of the financial statements.

CANFIELD MEDICAL SUPPLY, INC.

STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock
	Shares(1)	Amount No Par	Paid in Capital	Retained Earnings	Stock- holders’ Equity

Balances at December 31, 2009	8,000,000	$ 500	$ -	$(113,196)	$(112,696)

Net income (loss) for the year	-	-	-	50,121	50,121

Balances at December 31, 2010	8,000,000	$ 500	$ -	$ (63,075)	$ (62,575)

Net income (loss) for the year	-	-	-	(46,796)	(46,796)

Balances at December 31, 2011	8,000,000	$ 500	$ -	$(109,871)	$(109,371)

Sales of common stock	1,500,000	15,000	-	-	15,000

Net income (loss) for the period	-	-	-	( 7 , 4 0 6)	( 7 , 4 0 6)

Balances at June 30 , 2012 - unaudited	9,500,000	$15,500	$ -	$(1 17 , 277 )	$( 101 , 77 7)

(1)  As retroactively restated for an 80,000 for 1 forward stock split effective February 15, 2012.

The accompanying notes are an integral part of the financial statements.

CANFIELD MEDICAL SUPPLY, INC.

STATEMENTS OF CASH FLOWS

	Year Ended Dec. 31, 2010	Year Ended Dec. 31, 2011	Six Months Ended June 3 0 , 2011 (Unaudited)	Six Months Ended June 3 0 , 2012 (Unaudited)

Cash Flows From Operating Activities:
Net income (loss)	$50,121	$(46,796)	$( 24 , 0 57 )	$( 7 , 4 0 6)

Adjustments to reconcile net loss to net cash provided by (used for) operating activities:
Accounts receivable	396	9	-	( 9 0)
Accounts payable	(3,377)	815	(9,338)	(5,646)
Accrued interest payable	-	277	-	(277)
Net cash provided by (used for) operating activities	47,140	(45,695)	( 33 , 395 )	(1 3 , 419 )

Cash Flows From Investing Activities:
	-	-	-	-
Net cash provided by (used for) investing activities	-	-	-	-

Cash Flows From Financing Activities:
Notes payable - payments	(3,000)	(2,750)	(1,500)	(1, 75 0)
Sales of common stock	-	-	-	15,000
Net cash provided by (used for) financing activities	(3,000)	(2,750)	( 1,5 0 0)	1 3 , 25 0

Net Increase (Decrease) in Cash	44,140	(48,445)	(34,895)	(169)

Cash At The Beginning Of The Period	10,736	54,876	54,876	6,431

Cast At The End Of The Period	$54,876	$ 6,431	$ 19,981	$ 6,262

Schedule of Non-Cash Investing and Financing Activities

None

Supplemental Disclosure

Cash paid for interest	$ 3,830	$ 3,149	$ 1,722	$ 1, 800
Cash paid for income taxes	$ -	$ -	$ -	$ -

The accompanying notes are an integral part of the financial statements.

CANFIELD MEDICAL SUPPLY, INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2010 and 2011, & June 30 , 2012 (Unaudited)

NOTE 1.   ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Canfield Medical Supply, Inc. (the “Company”), was incorporated in the State of Ohio on September 3, 1992. The Company sells medical supplies to clinics, hospitals and other end users.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

The Company considers all highly liquid investments with an original maturity of three months or less as cash equivalents.

Accounts receivable

The Company reviews accounts receivable periodically for collectability and establishes an allowance for doubtful accounts and records bad debt expense when deemed necessary. At December 31, 2010 and 2011, and June 30, 2012 the Company had no balance in its allowance for doubtful accounts.

Property and equipment

Property and equipment are recorded at cost and depreciated under accelerated or straight line methods over each item's estimated useful life.

Revenue recognition

Revenue is recognized on an accrual basis as earned under contract terms. Specifically, revenue from product sales is recognized subsequent to a customer ordering a product at an agreed upon price, delivery has occurred, and collectability is reasonably assured.  A purchase arrangement is evidenced by a written order, with delivery considered as made after physical customer acceptance. Defective products may be returned, with other return issues considered on a case by case basis. Services such as periodic scheduled deliveries are contracted in writing, and generally billed monthly.

Advertising costs

Advertising costs are expensed as incurred. The Company had advertising costs in 2010 and 2011, and for the six months ended June 30, 2012 of $5,067, $2,419, and $2,356.

CANFIELD MEDICAL SUPPLY, INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2010 and 2011, & June 30 , 2012 (Unaudited)

NOTE 1.   ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued):

Income tax

The Company accounts for income taxes pursuant to ASC 740. Under ASC 740 deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Through October 2011 the Company was an S-corp for income tax purposes, and therefore a pass-through entity paying no income tax at the corporate level. The statements of operations at bottom illustrate the Company’s pro forma tax expense and net income (loss) per share by period had the Company been taxed as a C-corporation during all periods presented. The Company had no material loss carryforwards at end 2011.

Net income (loss) per share

The net income (loss) per share is computed by dividing the net income (loss) by the weighted average number of shares of common outstanding. Warrants, stock options, and common stock issuable upon the conversion of the Company's preferred stock (if any), are not included in the computation if the effect would be anti-dilutive and would increase the earnings or decrease loss per share.

Financial Instruments

The carrying value of the Company’s financial instruments, as reported in the accompanying balance sheets, approximates fair value.

Long-Lived Assets

In accordance with ASC 350, the Company regularly reviews the carrying value of intangible and other long-lived assets for the existence of facts or circumstances, both internally and externally, that suggest impairment. If impairment testing indicates a lack of recoverability, an impairment loss is recognized by the Company if the carrying amount of a long-lived asset exceeds its fair value.

CANFIELD MEDICAL SUPPLY, INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2010 and 2011, & June 30, 2012 (Unaudited)

NOTE 1.   ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued):

Products and Services, Geographic Areas and Major Customers

The Company’s business of medical supply sales constitutes one operating segment. All revenues each year were domestic and to external customers.

NOTE 2.  NOTE PAYABLE

At December 31, 2010 and 2011, and June 30 , 2012 the Company owed a bank $91,500, $ 88,750 and $87, 000 under a line of credit note payable. The line of credit is secured by all Company assets, due on demand, and bears interest at variable rates. Interest expense under the note in 2010, 2011, and for the six months ended June 30 , 2012 was $3,534, $ 3,426, and $ 1,676 .

NOTE 3.   LEASE COMMITMENTS

The Company rents office space under a lease running through May 2014, noncancellable, with monthly payments of approximately $2,300 plus costs. The Company also carries various equipment and vehicle operating leases, running from February 2014 through February 2016, and requiring monthly payments of approximately $540 per month. Lease expense incurred under all leases in 2010, 2011, and for the six months ended June 30 , 2012 was approximately $27,500, $33,000 and $ 17, 0 00. Subsequent to December 31, 2011 future minimum payments under the leases are approximately $84,200 including:  2012 $34,000, 2013 $34,000, 2014 $14,000, 2015 $2000, 2016 $200.

NOTE 4.   GOING CONCERN

The Company has suffered a loss from operations and has a working capital and stockholders’ equity deficit, and in all likelihood will be required to make significant future expenditures in connection with marketing efforts along with general administrative expenses. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

The Company may raise additional capital through the sale of its equity securities, through an offering of debt securities, or through borrowings from financial institutions or related parties. By doing so, the Company hopes to generate sufficient capital to execute its business plan of selling medical supplies on an ongoing basis. Management believes that actions presently being taken to obtain additional funding provide the opportunity for the Company to continue as a going concern.

CANFIELD MEDICAL SUPPLY, INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2010 and 2011, & June 30 , 2012 (Unaudited)

NOTE 5.   SUBSEQUENT EVENTS

The Company has evaluated subsequent events through the date these financial statements were available to be issued of September 10 , 2012 and determined that there are no reportable subsequent events.

ANNEX A

Form of Common Stock Subscription Agreement

Canfield Medical Supply, Inc.

4120 Boardman-Canfield Road

Canfield, Ohio 44406

Gentlemen:

This subscription agreement relates to the offer made by Canfield Medical Supply, Inc., a Colorado corporation (the “Company”), to sell between $40,000 (the “Minimum Offering”) and $300,000 (the “Maximum Offering”) in shares of Company’s common stock (the “Shares”), pursuant to the prospectus filed with the SEC, and as same may be amended or supplemented from time to time (the “Prospectus”). The undersigned has received a copy of the Prospectus and wishes to purchase Shares on the terms, and subject to the conditions, set forth below and in the Prospectus. The undersigned understands that pending sale of the $40,000 minimum, all proceeds will be held in a non-interest bearing escrow account by the Escrow Agent for this offering.

1.

Subscription

1.1     The undersigned hereby irrevocably subscribes, in accordance with the terms and conditions of this Subscription Agreement (the “Agreement”), for the purchase of the number of Shares, at the price per Share, set forth on the signature page to the Agreement. The undersigned hereby delivers to the Company (i) an executed copy of this Agreement, and (ii) personal, bank, cashier’s check or wire transfer for the aggregate purchase price, as reflected on the signature page to this Agreement (the “Purchase Price”) payable to “Corporate Stock Transfer, Inc., Escrow Agent, for Canfield Medical Supply, Inc., as Escrow Agent”, as follows:

[Escrow Agent]

[Bank]

[ABA Routing No.]

[Account No.]

[Reference]

1.2

The Purchase Price and the executed Agreement will be held, for the benefit of the undersigned until accepted by the Company. If the Agreement is not accepted by _____ , 2012 (the “Termination Date”), then, the Purchase Price will be promptly returned to the undersigned.

1.3

After a determination has been made by the Company to accept this subscription, the payment will be retained in the Escrow Account until such time as the $40,000 minimum has been reached, at which time the funds will be released to the Company.   If the minimum amount is not raised before the Termination Date, the funds will be returned promptly to the undersigned.

2.

Acceptance of Agreement. It is understood and agreed that the Company shall have the right to accept or reject this Agreement, in whole or in part, for any reason whatsoever. The shares will be offered at a price of $0.25 per share for a period of one hundred and twenty (120) days from the date of the Prospectus, subject to a ninety (90) day extension, for a potential total of 210 days.

3.

Representations and Warranties of Subscriber. The undersigned hereby represents and warrants to the Company that the undersigned has received the Prospectus.

4.

The type of ownership in which the undersigned is applying to purchase Shares is as follows: (Check One)

____

INDIVIDUAL OWNERSHIP (One signature required)

____

JOINT TENANTS WITH RIGHT OF SURVIVORSHIP (Both parties must sign)

____

TRUST (Please include name of trustee, date trust was formed and a copy of the Trust Agreement or other authorization)

____

CORPORATION (Please include Certified Corporate Resolution authorizing signature)

____

PARTNERSHIP  (Please include a copy of the Statement of Partnership or Partnership Agreement authorizing signature)

____

COMMUNITY PROPERTY  (Two signatures required)

____

TENANTS-IN-COMMON (Both parties must sign)

5.

Miscellaneous.

5.1

Survival. The representations and warranties made herein shall survive the consummation of the transaction contemplated hereby.

5.2

Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Colorado, without regard to principles of conflicts of laws.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

A-1

IN WITNESS WHEREOF, the undersigned has executed this Agreement this _______ day of ______________________, 2012.

________________________________________

Name(s) of Subscriber(s)

Address

_____________________________

_____________________________

_____________________________

_____________________________

Social Security or Tax I.D. No.

_____________________________

ACCEPTANCE

The foregoing subscription is hereby accepted and receipt of payment is hereby acknowledged with respect to Shares.

Dated: __________

CANFIELD MEDICAL SUPPLY, INC.

By________________________________

    Authorized Officer

A-2

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

Expenses incurred or (expected) relating to this Registration Statement and distribution are as follows:

Legal fees and costs	$22,500
Accounting	7,500
Registration fees	100
Printing of Prospectus	5 00
Escrow Agent	1, 5 00
Miscellaneous	400
Total	$32,500

Item 14. Indemnification of Directors and Officers.

Pursuant to the Articles of Incorporation and By-Laws of the corporation, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. In certain cases, we may advance expenses incurred in defending any such proceeding. To the extent that the officer or director is successful on the merits in any such proceeding as to which such person is to be indemnified, we must indemnify him against all expenses incurred, including attorney’s fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The prior discussion of indemnification in this paragraph is intended to be to the fullest extent permitted by the laws of the State of Colorado.

Indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors or officers pursuant to the foregoing provisions. However, we are informed that, in the opinion of the Commission, such indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities.

Set forth below is information regarding the issuance and sales of securities without registration since inception. No such sales involved the use of an underwriter; no advertising or public solicitations were involved; the securities bear a restrictive legend; and no commissions were paid in connection with the sale of any securities.

On October 1, 1992, we issued 100 shares of our no par value common stock to Michael J. West and his wife for $500 in cash.  In 2004 the shares were all transferred into Mr. West’s name.  On April 18, 2012 we completed a 80,000-for-1 forward stock split and increased the shares owned by Mr. West to 8,000,000.

On April 18, 2012 we issued common shares at $0.01 per share for cash to the following persons and entities:

II-1

Name	Number of Shares	Consideration

Stephen H. West	300,000	$ 3,000 in cash
Michael J. West	300,000	$ 3,000 in cash

Steven Quoy	150,000	$ 1,500 in cash
Lynne Quoy	150,000	$ 1,500 in cash
Underwood Family Partners	300,000	$ 3,000 in cash
Kearney Holdings LLC	300,000	$ 3,000 in cash

Total	1,500,000	$15,000 in cash

In all of the transactions shown above, the issuance, delivery and sale of our common stock were made pursuant to the private offering exemption within the meaning of Section 4(2) of the Act because the offers were made to a limited number of accredited investors, all of whom received all material information concerning the investment and all of whom have had sophistication and ability to bear economic risk based upon their representations to us and their prior experience in such investments.

In all of the transactions shown above, we have issued stop transfer orders concerning the transfer of certificates representing all the common stock issued and outstanding as reported in this section.

There have been no further issuances of securities through the date of this Registration Statement.

Item 16. Exhibits and Financial Statement Schedules.

The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description

3.1	Articles of Incorporation (previously filed)
3.2	Bylaws (previously filed)
5.1	Opinion re: Legality (previously filed)
9.0	Form of Escrow Agreement (filed herewith)
10.1	Office Lease (previously filed)
10.2	Medicare Agreement with Palmetto Government Benefits Administrators (filed herewith)
10.3	Medicaid Agreement with Ohio Department of Job and Family Services (filed herewith)
23.1	Consent of Independent Auditors (previously filed)
23.2	Consent of Counsel (See Exhibit 5.1) (previously filed)
23.3	Consent of Independent Auditors (filed herewith)

II-2

Item 17. Undertakings

The undersigned registrant hereby undertakes:

1.

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(a)

Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)

Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)

Include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2.

For determining liability under the Securities Act, treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of such securities at that time to be the initial bona fide offering.

3.

File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4.

For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to the purchaser:

 (i)

Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)

Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)

Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

II-3

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding) is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

II-4

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Canfield, State of Ohio, on October 1 , 2012.

CANFIELD MEDICAL SUPPLY, INC.

By: /s/ Michael J. West
Michael J. West, President and Chief
Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Date: October 1 , 2012 By: /s/ Michael J. West
Michael J. West, President, Chief
Executive Officer and Director
(Principal Executive Officer)

Date: October 1 , 2012 By: /s/ Stephen H. West
Stephen H. West
Chief Financial Officer (Principal
Financial Officer and Principal
Accounting Officer) and Director